BLACKBERRY LIMITED
2200 University Avenue East
Waterloo, Ontario
Canada
N2K 0A7
Annual Information Form
For the fiscal year ended
February 28, 2019
DATE: April 5, 2019

ANNUAL INFORMATION FORM
CERTAIN INTERPRETATION MATTERS
Unless the context otherwise requires, all references to the “Company” and “BlackBerry” include BlackBerry Limited (formerly, Research In Motion Limited) and its subsidiaries. All dollar references, unless otherwise noted, are in United States dollars.
BlackBerry®, BBM™, QNX®, Good® and related trademarks, names and logos are the property of BlackBerry Limited and are registered and/or used in the United States and countries around the world. All other trademarks are the property of their respective owners.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Annual Information Form (“AIF”) contains forward-looking statements within the meaning of certain securities laws, including under the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws, including statements relating to:

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the Company’s plans, strategies and objectives, including the anticipated benefits of its strategic initiatives and its intentions to grow revenue and increase and enhance its product and service offerings;

•	the Company’s expectations regarding the generation of revenue and margin from its software, services and other technologies, including its intellectual property and brand assets;

•	the Company’s intention to maintain its leadership position and increase its market share in the enterprise endpoint security and communications market; and

•	the Company’s intention to pursue growth in select international markets.
The words “expect”, “anticipate”, “estimate”, “may”, “will”, “should”, “could”, “intend”, “believe”, “target”, “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are appropriate in the circumstances, including but not limited to, the Company’s expectations regarding its business, strategy, opportunities and prospects, the launch of new products and services, general economic conditions, competition, and the Company’s expectations regarding its financial performance. Many factors could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the risks and uncertainties facing the Company which are described in the “Risk Factors” section of this AIF.
Any statements that are forward-looking statements are intended to enable the Company’s shareholders to view the anticipated performance and prospects of the Company from management’s perspective at the time such statements are made, and they are subject to the risks that are inherent in all forward-looking statements, as described above. These forward-looking statements are subject to the inherent risk of difficulties in forecasting the Company’s financial results and performance for future periods, particularly over longer periods, given changes in technology and the Company’s business strategy, evolving industry standards, intense competition and short product life cycles that characterize the industries in which the Company operates. These factors should be considered carefully, and readers should not place undue reliance on the Company’s forward-looking statements. The Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

CORPORATE STRUCTURE
The Company
The Company was incorporated under the Business Corporations Act (Ontario) (“OBCA”) on March 7, 1984 and commenced operations at that time. The Company has amalgamated with several of its wholly-owned subsidiaries, the last amalgamation occurring through the filing of articles of amalgamation under the OBCA on November 4, 2013. The Company’s registered and principal business office is 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7.
Intercorporate Relationships
The Company has five material subsidiaries, all of which are wholly-owned, directly or indirectly, by the Company in each case as at February 28, 2019.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
BlackBerry Corporation	Delaware, U.S.A.
BlackBerry UK Limited	England and Wales
Cylance Inc.	Delaware, U.S.A.
Good Technology Corporation	Delaware, U.S.A.
QNX Software Systems Limited	Ontario, Canada
GENERAL DEVELOPMENT OF THE BUSINESS
The products, services and developments that have influenced the Company’s business over the last three fiscal years are as follows:
Fiscal 2019:
Significant Acquisitions

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Completed the acquisition of Cylance Inc. (“Cylance”), an artificial intelligence and cybersecurity leader, for $1.4 billion in cash, plus the assumption of unvested employee incentive awards. The acquisition of Cylance was considered a “significant acquisition”. The Company will file a business acquisition report in respect of the acquisition, as required.

Products, Services, Recognitions and Certifications

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Announced the development of BlackBerry Spark, the Company’s new Enterprise of Things platform integrating the Company’s endpoint management and embedded software technology to enable secure communication and collaboration between smart endpoints;

•	Recognized for #1 Global Automotive Infotainment OS marketshare by Strategy Analytics;

•	Recognized as a leader for the second year in a row in the IDC MarketScape: Worldwide Enterprise Mobility Management Software 2018 Vendor Assessment;

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Launched three new automotive software products certified to ISO 26262, the automotive industry’s functional safety standard: BlackBerry’s QNX Hypervisor for Safety, QNX Platform for ADAS 2.0, and QNX OS for Safety 2.0, enabling automakers to accelerate development timelines and reduce cost;

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Announced that BlackBerry QNX software is embedded in the advanced driver assistance system, digital instrument clusters, connectivity modules, handsfree systems or infotainment systems of more than 120 million cars on the road;

•	Launched a new ransomware recovery capability within BlackBerry Workspaces that allows organizations to quickly recover from cyberattacks;

•	Launched QNX OS Medical 2.0, a real-time operating system for use in the development of secure medical devices;

•	Launched a quantum-resistant code signing server to allow software to be digitally signed using a scheme that will be difficult to breach with a quantum computer;

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Announced a new Security Credential Management System service based on BlackBerry’s Certicom technology to help the private and public sectors come together to accelerate the development of Smart Cities and Intelligent Transportation Systems;

•	Became a HIMSS Analytics Certified Consultant to help guide healthcare organizations through the new HIMSS Infrastructure Adoption Model maturity model;

•	Launched QNX Platform for Digital Cockpits, the world’s first digital cockpit solution to allow automakers to combine customer experience with safety;

•	Launched BlackBerry Secure feature packs for Enterprise of Things device manufacturers to securely build smart products; and

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Recognized for BlackBerry Cylance’s leadership in five categories of the 2019 Cybersecurity Excellence Awards: Best Cybersecurity Company, Most Innovative Cybersecurity Company, Endpoint Detection and Response, Endpoint Security, and Best Cybersecurity Podcast.

Joint Ventures, Partnerships and Other Agreements

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Entered into a partnership with Microsoft Corp. to offer enterprises BlackBerry Enterprise Bridge, a solution that integrates BlackBerry’s expertise in mobility and security with Microsoft’s cloud and productivity products;

•	Entered into a multi-year agreement with Jaguar Land Rover to collaborate and develop technology for the automotive manufacturer’s next-generation vehicles;

•	Collaborated with the Government of Canada to modernize their operations centers with BlackBerry AtHoc during G7 ministerial meetings and the 2018 G7 Summit;

•	Joined the OmniAir Consortium as an executive member to help advance the testing, certification, and deployment of technologies for connected vehicles and intelligent transportation systems;

•	Signed a BlackBerry Secure technology and brand licensing deal with Swiss consumer electronics maker Punkt Tronics AG;

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Entered into a licensing agreement with Bullitt Group to embed BlackBerry cybersecurity technology into a range of highly-secure, rugged Caterpillar- and Land Rover-branded connected devices to be certified as “BlackBerry Secure”;

•	Entered into an arrangement with electric vehicle maker BYTON to use BlackBerry QNX technologies for the in-car experience within its first series of production vehicles;

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Entered into a partnership agreement with DMC Insurance to develop insurance-based products and services using near real-time data from BlackBerry Radar to help trucking companies improve operations, increase safety and better manage the total cost of risk;

•	Entered into a multi-year strategic relationship with Samsung Electronics Co. Ltd. to collaborate on integrated solutions to accelerate the digital transformation of their shared business customers;

•	Entered into a global independent software vendor partnership with Check Point Software Technologies Ltd. to mitigate cybersecurity threats;

•	Entered into a partnership with L-SPARK to help small and medium-sized technology enterprises grow their businesses and bring new products to market using BlackBerry QNX technology;

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Entered into a partnership with ONEBIO to use BlackBerry’s renowned carrier-grade network operation center to power a blockchain digital ledger provided by ONEBIO in order to create an ultra-secure global ecosystem for the storing and sharing of medical data;

•	Entered into a partnership with Mackenzie Innovation Institute to explore security and connectivity between the BlackBerry Spark platform and its ‘smart’ healthcare technology vision;

•	Melanoma Institute Australia selected BlackBerry Workspaces to enable researchers to securely share critical research data and patient records;

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Expanded its partnerships with Android and PLDT Enterprise, through Smart Communications Inc. to provide MiCab, an online taxi-hailing platform, with an integrated, secure enterprise cloud solution that maintains data privacy, meets compliance and accelerates service delivery;

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Entered into a partnership with Virginia Tech to help advance the Department of Mechanical Engineering’s connected and autonomous vehicle research and provide hands-on training with BlackBerry QNX software;

•	Expanded a partnership with Renesas to offer an integrated virtualization, functional safety and secure development environment for the Renesas R-Car system-on-chip devices;

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Expanded its partner ecosystem by growing enterprise ISV partners by 25 percent in the last year, signing on 140 new channel partners to the BlackBerry Enterprise Partner Program in the fiscal second quarter, signing four new channel partners to the BlackBerry QNX Distributor & Value-Added Integrator programs, and adding AWS as a cloud partner; and

•	Announced a commitment by the Government of Canada to invest up to CAD$40 Million to support the Company’s investment in the development of BlackBerry QNX software for autonomous cars.
Financial Highlights

•	Achieved non-GAAP total Company software and services revenue of $857 million for the year, and U.S. GAAP total Company software and services revenue of $845 million for the year;

•	Achieved non-GAAP EPS of $0.24 per basic and diluted share in fiscal 2019, and U.S. GAAP EPS of $0.17 per basic share and $0.00 per diluted share in fiscal 2019; and

•	Achieved positive free cash flow for fiscal 2019, before considering the impact of restructuring and the impact of legal proceedings.
Executive Officer Appointments
•Entered into an agreement to extend John Chen’s leadership of the Company to November 2023;

•Appointed Randall Cook as Chief Legal Officer & Corporate Secretary;
•Appointed Bryan Palma as President and Chief Operating Officer; and
•Appointed Stuart McClure as President, BlackBerry Cylance.
Fiscal 2018:
Products, Services, Recognitions and Certifications

•	Ranked as a leader in the Forrester Wave: EMM report by Forrester Research, Inc., for the third consecutive year;

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Launched QNX Hypervisor 2.0, a real-time Type 1 hypervisor solution that enables automotive platform developers to partition and isolate safety-critical environments from non-safety critical environments;

•	Launched BlackBerry Jarvis, a cloud-based static binary code-scanning tool that identifies cybersecurity vulnerabilities in software used in automobiles;

•	Expanded its asset tracking portfolio with the launch of Radar-L, a solution for flatbeds, chassis, containers, heavy machinery and other valuable transportation or non-powered assets;

•	Partnered with TCL Communication (“TCL”) and PT BB Merah Putih to introduce the BlackBerry-branded KEYone, Motion, and Aurora smartphones, offering the most secure Android smartphone experience;

•	Announced that the BlackBerry AtHoc cloud service for crisis communication received U.S. Federal Risk and Authorization Management Program (“FedRAMP”) authorization;

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Launched AtHoc Account, a FedRAMP-authorized solution that automates personnel accountability and crisis communication processes by providing safety and availability status updates of people before, during and after a critical event;

•	Expanded SecuSUITE for Government availability to include the Canadian and U.S. governments; and

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Introduced new cybersecurity consulting services aimed at enabling enterprise General Data Protection Regulation compliance and mitigating security risks in connected automobiles that threaten personal and public safety.

Joint Ventures, Partnerships and Other Agreements

•	Entered into a strategic licensing agreement with Teletry, under which Teletry may sublicense a broad range of the Company’s patents to a majority of global smartphone manufacturers;

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Entered into an agreement with Qualcomm Technologies, Inc. (“Qualcomm”), to optimize select Qualcomm hardware platforms with software from its wholly-owned subsidiary QNX Software Systems Limited (“BlackBerry QNX”) for use in virtual cockpit controllers, telematics, electronic control gateways, digital instrument clusters and infotainment systems, and to optimize the Company’s over-the-air (“OTA”) software and secure credential management services for use with select Qualcomm modems;

•	Announced a commercial partnership agreement with Delphi Automotive PLC (now Aptiv) to provide the operating system for its autonomous driving system;

•	Selected by Baidu to power Baidu’s Apollo autonomous driving open platform, CarLife infotainment platform and DuerOS artificial intelligence system;

•	Announced that NVIDIA Corporation selected BlackBerry QNX to be the software foundation for its functionally safe self-driving development platform;

•	Announced that, in partnership with DENSO Corporation, the Company has developed the world’s first integrated Human Machine Interface platform for automobiles;

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Added numerous Gold-level partners to the BlackBerry Enterprise Partner Program, furthering the Company’s commitment to establishing and growing its global ecosystem of enterprise software partners and developers;

•	Entered into a reselling partnership with Fleet Complete for BlackBerry Radar and announced that Fleet Complete has chosen BlackBerry Radar for its BigRoad Freight program;

•	Announced a new partnership with Pana-Pacific to make BlackBerry Radar available to more than 2,800 commercial vehicle dealers in North America;

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Signed its first white label licensing deal with Yangzhou New Telecom Science and Technology Company Ltd. (“NTD”), under which handsets developed by NTD and branded by original equipment manufacturers (“OEMs”), carriers and local smartphone brands will use BlackBerry’s device software and be marketed as “BlackBerry Secure”; and

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Expanded its distribution channels through a new initiative with Allied World Assurance Company Holdings, AG, whereby Allied World will provide its cyber policyholders with direct access to the Company’s cybersecurity expertise through the BlackBerry SHIELD online self-assessment tool that will identify areas of weakness, after which the Company will work to improve the policyholders’ security posture by providing its cybersecurity products and services.

Financial Highlights

•	Achieved non-GAAP total Company software and services revenue of $782 million for the year, and U.S. GAAP total Company software and services revenue of $747 million for the year;

•	Achieved non-GAAP EPS of $0.14 per basic and diluted share in fiscal 2018, and U.S. GAAP EPS of $0.76 per basic share and $0.74 per diluted share in fiscal 2018;

•	Achieved positive free cash flow for fiscal 2018, before considering the costs of restructuring and transition from the hardware business as well as the net impact of arbitration awards and damages;

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Resolved all amounts payable in connection with an arbitration with Qualcomm and received payment of $940 million from Qualcomm including interest and attorneys' fees, net of certain royalties due from the Company; and

•	Commenced a normal course issuer bid to repurchase up to 31 million common shares of the Company (see also “Normal Course Issuer Bid”).
Executive Officer Appointments

•	Appointed Steven Capelli as Chief Operating Officer (in addition to Chief Financial Officer); and

•	Appointed Mark Wilson as Chief Marketing Officer.
Fiscal 2017:
Products, Services and Certifications

•	Launched the Company’s comprehensive and fully integrated software platform to secure the Enterprise of Things;

•	Partnered with TCL in its introduction of the BlackBerry-branded KEYone smartphone;

•	Launched DTEK60 and DTEK50 secure Android smartphones;

•	Launched BlackBerry Radar, an end-to-end asset tracking system for trucking companies and private fleet operators to optimize asset utilization, reduce theft and reduce operational costs;

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Announced plans to launch the BlackBerry Autonomous Vehicle Innovation Center (“AVIC”) to focus on developing secure software for connected cars and autonomous driving, while launching the BlackBerry QNX Software Development Platform for autonomous drive and connected cars;

•	Introduced the Enterprise Partner Program to stimulate growth and drive profit for solutions providers, developers and training partners working with BlackBerry solutions;

•	Achieved common criteria National Information Assurance Partnership (“NIAP”) certification for BB 10.3.3;

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Announced plans to launch a Federal Cybersecurity Operations Center to support FedRAMP and other government security certification initiatives, led by former U.S. Coast Guard CIO, Rear Admiral Bob Day Jr. (retired); and

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Entered the Communications Platform as a Service (“CPaaS”) market with the launch of the BlackBerry Messenger (“BBM”) Enterprise Software Development Kit (“SDK”), which will enable developers to integrate secure messaging, voice and video capabilities into applications and services.

Joint Ventures, Partnerships and Other Agreements

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Entered into agreements with TCL, Optiemus Infracom Ltd. (“Optiemus”) and PT BB Merah Putih under which the Company licensed its security software and service suite, as well as related brand assets, to enable these licensees to design, manufacture, sell and provide customer support for BlackBerry-branded handsets featuring the Company’s secure Android software;

•	Entered into a strategic alliance and licensing agreement with PT Elang Mahkota Teknologi Tbk (“Emtek”) to provide cross-platform consumer BBM users with access to enriched content and services; and

•	Entered into a non-exclusive agreement with Ford Motor Company for expanded use of the BlackBerry QNX OS, hypervisor and audio processing software as well as Certicom and other security software.
Financial Highlights

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Reduced leverage through the redemption of the Company’s outstanding 6% convertible debentures (the “6% Debentures”) through the issuance of $605 million aggregate principal amount of 3.75% convertible debentures of the Company (the “3.75% Debentures”) (the “Debenture Refinancing”);

•	Completed a normal course issuer bid under which the Company repurchased for cancellation approximately 12.6 million common shares;

•	Achieved positive adjusted EBITDA in each quarter of fiscal 2017; and

•	Achieved non-GAAP total Company software and services revenues of $687 million for the year, and U.S. GAAP total Company software and services revenues of $622 million for the year.
Executive Officer Appointment

•	Appointed Steven Capelli as Chief Financial Officer.
NARRATIVE DESCRIPTION OF THE BUSINESS
Overview
The Company enables the Enterprise of Things by providing the technology that allows endpoints to trust one another, communicate securely, and maintain privacy. Based in Waterloo, Ontario, the Company was founded in 1984 and operates globally. The Company’s common shares trade under the ticker symbol “BB” on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”).
Endpoint Security Software Industry
As the digital transformation of enterprises continues to advance, with workplaces becoming more decentralized and applications moving to the cloud, the number and scope of connected endpoints in the Enterprise of Things is expanding, and the amount of critical data they contain is growing in parallel. The Company defines the Enterprise of Things as the network of smartphones, computers, vehicles, sensors, equipment and other online devices within the enterprise that communicate with each other to enable smart business processes that span across people, connected endpoints and their data.
Cybercriminals seek to exploit vulnerabilities in Enterprise of Things and the endpoint has become the gateway for hackers to access enterprise networks. Hackers use novel and increasingly sophisticated techniques, such as ransomware, malware, spyware, exploits, and phishing attacks, to gain access to sensitive information and disrupt operations. Highly publicized data breaches have exposed the potential for hacking to cause significant financial and reputational damage to enterprises and even to threaten national security. In the enterprise, cyber risk is exacerbated by bring-your-own-device policies, which result in personal devices that are not managed by the organization connecting to corporate networks. Additionally, changes to data privacy laws in the United States and other jurisdictions, such as the General Data Protection Regulation (“GDPR”) in Europe, are compounding the challenges faced by organizations by increasing their responsibilities for securing their data as well as that of their customers.
This landscape has created opportunities for cybersecurity solutions, embedded systems, communications platforms, enterprise applications, networks and analytic tools and related services that help enterprises to secure their connected endpoints, enhance data privacy and demonstrate compliance with applicable regulations.
Strategy
BlackBerry is widely recognized for productivity and security innovations, and the Company believes that it delivers the most secure endpoint management and communications solutions in the market. With these core strengths, the Company’s broad portfolio of products and services is focused on serving enterprise customers, particularly in regulated industries.
The Company is focused on delivering an end-to-end software and services platform for the Enterprise of Things. The Company leverages many elements of its extensive technology portfolio to extend best-in-class security and reliability to its solutions for the Enterprise of Things, including unified endpoint management (“UEM”), cybersecurity solutions, embedded systems, crisis communications, enterprise applications, and related services, with hosting available on the Company’s global, scalable, secure network, as well as in the cloud.
The Company intends to continue to increase and enhance its product and service offerings through both organic investments and strategic acquisitions. The Company’s goal is to remain a leader in its target enterprise markets by continuing to extend the functionality of its secure platform and delivering innovative solutions focused on strategic industry verticals.
The following five strategic pillars support the Company as it pursues its software-focused strategy:

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Product Platform. The Company’s core software and services offering is its end-to-end Enterprise of Things platform that comprises endpoint management capabilities, enterprise communication and collaboration software and safety-

certified embedded solutions. These solutions are informed by the Company’s deep security expertise and experience, continuous technical innovation, professional cybersecurity services, industry partnerships and academic collaborations. The platform components include the BlackBerry Enterprise Mobility Suite, BlackBerry Jarvis, BBM Enterprise, BlackBerry Spark Communication Services, BlackBerry AtHoc, Secusmart, and the technologies offered by BlackBerry QNX and Certicom. The Company is developing BlackBerry Spark to integrate these components as well as the artificial intelligence and machine learning cybersecurity capabilities of BlackBerry Cylance, to better deliver secure communications and protect endpoints.

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Substantial Target Markets. The Company leverages its expertise in endpoint security and management to capitalize on opportunities in growing segments of the Internet of Things, cybersecurity, connected transportation, healthcare, financial services and government markets. Through its products, the Company intends to provide enterprises, OEMs, Tier 1s and governments with the highest standard of safety and security.

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Efficient Go-To-Market. The Company’s sales strategy focuses solely on enterprise software, services and licensing. The Company continues to build its developer and channel partner programs to bolster the Company’s direct sales and marketing efforts and promote the growth of an Enterprise of Things ecosystem. The Company also licenses its brand and secure handset software and applications to select third-party manufacturers and others seeking the Company’s software expertise. See also “Sales, Marketing, Distribution and Customers”.

•	Operational Efficiency. The Company optimizes its operations on an ongoing basis to enhance the efficiency of its software and services business and accelerate bringing new offerings to market.

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Growth and Profitability. The Company intends to drive revenue growth through its software and services portfolio and to achieve margins that are consistent with those of other enterprise software companies.

Products and Services
The Company is organized and managed as one operating segment. The Company has multiple products and services from which it derives revenue, which are grouped as follows: Enterprise Software & Services, BlackBerry Technology Solutions (“BTS”), Licensing, IP and Other, Handheld Devices, and Service Access Fees (“SAF”).
Enterprise Software and Services
Enterprise Software and Services consists of operations relating to certain of the Company’s software products and service offerings, including:
BlackBerry Enterprise Mobility Suite
Security, reliability, productivity and collaboration are hallmark strengths of the Company’s core enterprise software offerings and are instrumental to the Company’s success in the enterprise market.
A central software component of the Company’s secure communications platform is the BlackBerry Enterprise Mobility Suite, which combines and integrates mobile security, management, productivity and collaboration solutions with best-in-class application security and containerization, identity and access management, and EFSS with file level data protection, all at a global scale. The BlackBerry Enterprise Mobility Suite supports all of the major operating systems and device ownership models employed in the enterprise.
The Enterprise Mobility Suite integrates a broad portfolio of technologies and solutions, including BlackBerry UEM, BlackBerry Dynamics and BlackBerry Workspaces. BlackBerry UEM offers a “single pane of glass”, or unified console view, for managing and securing devices, applications, identity, content and endpoints across all leading operating systems. BlackBerry Dynamics offers a best-in-class development platform and secure container for mobile applications, including the Company’s own enterprise applications such as BlackBerry Work and BlackBerry Connect for secure collaboration. BlackBerry Workspaces is a document collaboration solution that embeds digital rights management protection in shared files to address the challenges of document security, manageability, tracking and compliance among multiple users in the enterprise.
The Company intends to maintain its leadership position and increase its market share in endpoint security and communications by continuing to expand its enterprise software portfolio through both the internal development and acquisition of technologies focused on security and productivity solutions.

BlackBerry AtHoc
In fiscal 2016, the Company expanded its messaging capabilities with the acquisition of AtHoc, Inc., a secure, networked crisis communications solutions market leader. The BlackBerry AtHoc software platform enables people, devices and organizations to exchange critical information in real time during business continuity and life safety operations. The platform securely connects with a diverse set of endpoints to distribute emergency mass notifications, improve personnel accountability and facilitate the bidirectional collection and sharing of data within and between organizations. BlackBerry AtHoc earned FedRAMP authorization in fiscal 2018 and helps to protect more than 70% of U.S. government personnel.
SecuSUITE for Government
The acquisition of Secusmart in fiscal 2015 strengthened the Company’s secure communications portfolio by adding a leading secure voice and text messaging solution with Secusmart’s advanced encryption and anti-eavesdropping capabilities for businesses and public authorities. The Company has since expanded on Secusmart’s original hardware-based offering by launching SecuSUITE for Government, a certified, multi-OS voice encryption software solution that protects mobile calls and texts with a maximum level of security on the individual device level.
BlackBerry Professional Services
The BlackBerry Professional Services practice comprises BlackBerry Enterprise Consulting and BlackBerry Cybersecurity Consulting. BlackBerry Enterprise Consulting enables customers to optimize their experience with their chosen software solutions. Services include expert deployment support, end-to-end delivery (from system design to user training), application consulting, and experienced project management. As a platform-agnostic service, BlackBerry Enterprise Consulting offers customized strategy consultation, focusing on mobility-based challenges.
The acquisition of Encription in fiscal 2017 led to the announcement of the Company’s professional cybersecurity services practice, BlackBerry Cybersecurity Consulting, which further expanded the Company’s security portfolio. The Company’s cybersecurity consultancy practice aligns clients’ security with their business objectives to mitigate risk and enable digital transformation. The Company’s cybersecurity consulting services and tools, combined with the Company’s existing security solutions, help customers identify the latest cybersecurity threats, test for vulnerabilities, develop risk-appropriate mitigations, maintain IT security standards and techniques, and defend against the risk of future attacks.
BBM Enterprise
The Company continues to support and enhance BBM Enterprise, an enterprise-grade secure instant messaging solution compatible on both smartphones and desktops for messaging, voice, and video. BBM Enterprise offers rich features such as “read” and “delivered” statuses, message retraction and editing, and encrypts data both at rest and in transit.
BlackBerry Spark Communications Services
In fiscal 2017, the Company entered the CPaaS market by launching BBM Enterprise SDK to enable developers to integrate the secure messaging, voice, video and data sharing capabilities of BBM Enterprise into their own mobile and web applications. The Company re-branded the platform in fiscal 2019 as BlackBerry Spark Communication Services. BlackBerry Spark Communication Services enables developers to create in-app experiences that leverage the same secure, reliable network infrastructure that protects the BBM Enterprise solution.
BlackBerry Cylance
The acquisition of Cylance in late fiscal 2019 has provided the Company with a leading artificial intelligence and machine learning-based platform consisting of CylancePROTECT, an endpoint threat prevention solution that uses machine learning to prevent suspicious behavior and the execution of malicious code on an endpoint, and CylanceOPTICS, an endpoint detection and response (“EDR”) solution that provides both visibility into and prevention of malicious activity on an endpoint. The combined platform features industry-leading threat prevention modules to help organizations cope with the significant growth of cyberattacks. This enables organizations to employ a prevention-oriented strategy to ensure that threats do not run on a system. Unlike traditional signature-based cybersecurity products, the BlackBerry Cylance solution can predict whether code that has never been seen before, known in the cybersecurity industry as “zero-day” threats, is malicious and prevent it from running.
BTS
The BTS business includes BlackBerry QNX, BlackBerry Certicom, Paratek and BlackBerry Radar, as well as other units advancing emerging innovations such as BlackBerry Jarvis. The BTS business was created to position the Company’s technology licensing businesses together under one leadership umbrella with a view to creating new revenue streams and enhancing value from the Company’s technology.

BlackBerry QNX
BlackBerry QNX is a global provider of real-time operating systems, middleware, development tools, and professional services for connected embedded systems, in the automotive, medical, industrial automation and other markets. BlackBerry QNX is a recognized leader in automotive software with products deployed in digital instrument clusters, infotainment, telematics systems and safety certified systems. BlackBerry QNX’s technology has been deployed in more than 120 million vehicles and more than 45 automakers use BlackBerry QNX technology in major car brands around the world. With its field-proven technology and suite of safety certified products, BlackBerry QNX is also a preferred supplier for companies building medical devices, train-control systems, industrial robots, hardware security modules, building automation systems, green energy solutions, and other mission-critical applications.
The Company’s automotive software technologies include the QNX Platform for ADAS, which enables automakers to build the next generation of advanced driver assistance systems, and other safety-certified products designed to alleviate the challenges of compliance with ISO 26262, the automotive industry’s functional safety standard. BlackBerry QNX solutions also enable automakers to build integrated virtual cockpits that consolidate cockpit sub-systems with mixed safety-certification requirements, powered by a single high-performance system-on-chip. Additionally, the Company’s secure automotive OTA software update solution allows OEMs to manage the life cycle of the software and security in their cars and extend the life of the platform, while keeping it secure.
BlackBerry Jarvis
In fiscal 2018, the Company introduced BlackBerry Jarvis, a cloud-based binary static application security testing platform that identifies vulnerabilities in deployed binary software used in automobiles and other embedded applications. BlackBerry Jarvis enables OEMs to scan software code components from third party suppliers quickly and cost-effectively and provides actionable insights to help automakers harden the cybersecurity posture.
BlackBerry Certicom
With over 500 patents covering elliptic curve cryptography, BlackBerry Certicom provides device security, anti-counterfeiting, and product authentication to deliver end-to-end security with managed public key infrastructure (“PKI”), code signing and other applied cryptography and key management solutions.
BlackBerry Certicom’s offerings include its Managed Public Key Infrastructure Service, which helps device manufacturers and service providers to secure their Enterprise of Things networks and ecosystems by ensuring that the endpoints they connect are known and trusted, and its Asset Management System, a security and authentication solution for semiconductor vendors using outsourced manufacturing processes. In fiscal 2019, BlackBerry Certicom announced a new code signing key management server that enables Tier 1s and OEMs to sign and secure their device software with traditional or quantum-resistant cryptography.
Paratek
Paratek designs, develops and licenses its adaptive radio frequency (“RF”) antenna tuning technology for smartphones. With the growth of RF bands to be covered, increasingly stringent performance requirements and design constraints, and the advent of carrier aggregation, RF antenna tuning is becoming a key differentiator to improve antenna performance. Paratek’s proprietary closed loop tuning technology has been adopted by multiple OEMs and has numerous handset design wins.
BlackBerry Radar
The Company offers the BlackBerry Radar family of asset tracking and telematics solutions for the transportation and logistics industry. The BlackBerry Radar solution includes devices and secure cloud-based dashboards for tracking containers, trailers, chassis, flatbeds, and heavy machinery, for reporting locations and sensor data, and for enabling custom alerts and fleet management analytics. BlackBerry Radar devices are easy to install and connect, and provide long battery life with minimal maintenance requirements.
Licensing, IP and Other
The Licensing, IP and Other business consists of three units: Intellectual Property and Licensing (“IP&L”), Mobility Licensing, and other licensing programs such as BBM Consumer.
IP&L
The IP&L unit is responsible for the management and monetization of the Company’s global patent portfolio.  The patent portfolio continues to provide a competitive advantage in the Company’s core product areas as well as providing leverage in the development of future technologies and licensing programs in both core and adjacent vertical markets.  The Company owns rights to an array of patented and patent pending technologies which include, but are not limited to, operating systems, networking infrastructure, acoustics, messaging, enterprise software, automotive subsystems, cybersecurity and wireless communications.  As of February 28, 2019, the Company owned approximately 37,500 worldwide patents and applications, with an average life of about 10 years.
In fiscal 2018, the Company entered into a strategic licensing agreement with Teletry under which Teletry may sublicense a broad range of the Company’s patents to a majority of global smartphone manufacturers. The Company also continues to operate its own licensing program outside of Teletry’s sublicensing rights and intends to increase recurring revenue from this program.
Mobility Licensing
In fiscal 2017, the Company licensed its device security software and service suite, as well as related brand assets, to three outsourcing partners who design, manufacture, sell and provide customer support for BlackBerry-branded handsets featuring the Company’s secure Android software. TCL is the Company’s exclusive licensee partner for all global markets other than India, Sri Lanka, Nepal and Bangladesh, where the Company’s licensee partner is Optiemus, and Indonesia, where the Company’s licensee partner is PT BB Merah Putih. During fiscal 2019, the Company’s partners introduced several smartphones under this program: TCL launched the BlackBerry-branded KEY2 smartphone, and Optiemus launched the BlackBerry-branded Evolve and EvolveX smartphones.
In fiscal 2018, the Company entered into a licensing arrangement with NTD, under which handsets developed by NTD and branded by OEMs, carriers and local smartphone brands will use BlackBerry’s device software and be marketed as “BlackBerry Secure”. In fiscal 2019, the Company entered into licensing arrangements with Punkt Tronics AG and Bullitt Group to bring to market a range of highly-secure products which will embed BlackBerry cybersecurity technology.
The Company delivers BlackBerry productivity applications to Android smartphone users around the world via the Google Play store, and also continues to develop updates for its legacy BlackBerry 10 platform.
BBM Consumer
In fiscal 2017, the Company entered into a strategic alliance and licensing agreement with Emtek, a leading media company in Indonesia, to provide cross-platform consumer BBM users with access to enriched content and services. This arrangement enables Emtek to develop and commercialize new consumer BBM applications and services for Android, iOS and Windows Phone devices.
Handheld Devices
During fiscal 2018, the Company sold through its remaining inventory of legacy devices such as the DTEK50 and DTEK60 secure Android smartphones and the Passport and Leap BlackBerry 10 smartphones, as well as smartphone accessories and non-warranty repair services, and no longer expects significant revenue from these activities. Handheld devices is a legacy business and not a part of the Company’s strategic focus.
SAF
The SAF business consists of operations relating to subscribers using mobile devices with the Company’s legacy BlackBerry 7 and prior operating systems. The Company continues to earn service access fees on these subscribers, whose network traffic utilizes the Company’s infrastructure. In recent years, service revenue from the SAF business has declined significantly and the Company expects it to continue to decline. SAF is a legacy business and not a part of the Company’s strategic focus.
Sales, Marketing, Distribution and Customers
The Company primarily generates revenue from the licensing of enterprise software and sales of associated services, including its endpoint management and security products, messaging products and services, cybersecurity consulting services, and the licensing of device software and BlackBerry branding. The Company also generates revenue from; (i) the embedded market through licensing BlackBerry QNX software products and providing professional services to support customers in developing their products; (ii) its BBM service; (iii) technology licensing; and (iv) accessories and non-warranty repairs from the legacy handheld business. The Company focuses on strategic industries with vertical-specific use cases, including regulated enterprise markets, such as financial services, government, healthcare, professional services and transportation, and other markets where embedded software and critical infrastructure are important, such as utilities, mining and manufacturing. For revenue and other financial information on the two most recently completed fiscal years, see the Company’s Management Discussion and Analysis (“MD&A”) for the fiscal year ended February 28, 2019, in the section entitled “Results of Operations - Fiscal year ended February 28, 2019 compared to fiscal year ended February 28, 2018 - Revenue”.

The Company licenses its secure communications platform, including its individual components and applications and complementary third-party applications through a geographically-dispersed direct sales force and value-added resellers. The Company also licenses its enterprise software and services through global wireless communications carriers, which are able to bill separately for BlackBerry UEM services, and other distribution partners around the world.
The Company primarily sells its BlackBerry Cylance solutions through value added resellers, distributors, managed security service providers, OEMs and alliance partners. BlackBerry Cylance has a joint sales approach where its field, inside and channel sales organizations operate in a direct sales enablement model with the channel partners to win end customers.
The Company licenses BlackBerry QNX, Certicom and Paratek technology and provides professional engineering services to OEM customers in the automotive, mobile and other embedded software markets via a direct sales force and indirectly through channel partnerships. The licenses are monetized as royalties on units shipped and through project development seats, tools and maintenance fees.
The Company has entered into device software licensing agreements, enabling selected partners to design, manufacture, sell and provide customer support for BlackBerry-branded smartphones on a global basis. BlackBerry continues to control and develop its handset security and software solutions, serve its customers and maintain trusted BlackBerry security software and the BlackBerry brand.
The Company markets and sells its BlackBerry Radar secure asset tracking products and services to enterprise users through its internal sales force as well as through third party distribution channels.
For revenues by geographic region for the two most recently completed fiscal years, see the Company’s MD&A for the fiscal year ended February 28, 2019, in the section entitled “Results of Operations - Fiscal year ended February 28, 2019 compared to fiscal year ended February 28, 2018 - Revenue - Revenue by Geography”.
For customer concentration information during the two most recently completed fiscal years, see the Company’s MD&A for the fiscal year ended February 28, 2019, in the section entitled “Market Risk of Financial Instruments - Credit and Customer Concentration.”
Competitive Strengths
The Company’s competitive strengths include the following:
Enterprise Solutions and Services
The Company’s enterprise software portfolio offers leading unified endpoint management, secure business productivity, application containerization, secure collaboration and digital rights management capabilities.
The Company is recognized for attaining the highest levels of security certifications and approvals for many of its mobility and communications solutions.
The inclusion of a sophisticated network operations center in the BlackBerry infrastructure is also a key differentiator. The Company pioneered the use of this architecture to route messages reliably and efficiently to and from mobile devices, and over time has expanded capabilities to enable end-to-end secure communications between endpoints and applications and enterprise networks. In addition, the Company offers a rich development platform for partners to build custom enterprise applications.
Cylance
The BlackBerry Cylance cybersecurity platform employs an advanced implementation of machine learning engineered by a team of data scientists with deep expertise. BlackBerry Cylance efficiently collects cyberattack data across its large user base and uses it to train future models, continuously improving the effectiveness of its CylancePROTECT product. The deployment of CylancePROTECT materially decreases the number of attacks to which CylanceOPTICS must detect and respond. Furthermore, CylanceOPTICS feeds highly relevant information regarding attacks back to the model that powers CylancePROTECT. BlackBerry Cylance also offers an incident response and containment team that assists clients with forensic analysis and remediation of attacks that have run.
BTS
The Company’s competitive strengths in its BTS business are rooted in the Company’s broad technology portfolio, including BlackBerry QNX’s trusted and safety-certified software and services for automotive and general embedded markets, BlackBerry Certicom’s cryptography and secure manufacturing products, BlackBerry Jarvis’ binary code static application security testing platform, and Paratek’s adaptive RF antenna tuning technology. The Company also announced in fiscal 2019 that BlackBerry QNX technology is embedded in over 120 million cars.

BlackBerry AtHoc
BlackBerry AtHoc is a leader in network-centric, interactive crisis communication and is the leading provider of such solutions to the U.S. Department of Defense, the U.S. Department of Homeland Security, and leading healthcare, industrial and commercial organizations. The BlackBerry AtHoc platform integrates with legacy systems, is mobile, supports on-premise and cloud-based deployments, and has received FedRAMP authorization for its security.
BBM Enterprise
BBM Enterprise leverages the Company’s secure network infrastructure to offer a rich messaging experience for iPhone, Android, BlackBerry, and desktop PC (Windows and macOS) users with features such as 1:1 and group chat, voice and video calling, and sharing of files, photos, videos and location. BBM Enterprise provides full end-to-end message encryption of content in transit and at rest (using FIPS 140-2 validated cryptographic libraries) for enterprise customers, with no separate hardware required. BBM Enterprise is integrated with BlackBerry UEM to allow customers to manage their users and IT policies both on-premise and through the cloud.
Handheld Devices
Legacy BlackBerry 10 smartphones continue to be used by governments and regulated industry customers with high security requirements, and the latest BlackBerry 10 operating system was certified for NIAP compliance.
Competition
The Company is engaged in markets that are highly competitive and rapidly evolving. Frequent new product introductions and changes to mobile devices, operating systems, applications, security threats, industry standards and the overall technology landscape result in continuously evolving customer requirements for mobile solutions. The Company competes with a broad range of vendors in each of its businesses. Key competitive factors important to the Company across its businesses include product features (including security features), relative price and performance, product quality and reliability, compatibility across ecosystems, service and support, and corporate reputation.
Providers of enterprise software solutions that compete with the Company’s enterprise solutions and services offerings, including the BlackBerry Enterprise Mobility Suite, include VMware Inc., Microsoft Corporation (“Microsoft”), Citrix Systems, Inc. (“Citrix”), MobileIron Inc., SOTI Inc., Sophos Ltd. and IBM Corporation.
Providers of endpoint security technologies that compete with the BlackBerry Cylance platform include: incumbent antivirus vendors such as McAfee, Microsoft, and Symantec; Endpoint Protection Platform, or EPP, vendors, such as Cyber Reason and SentinelOne; EDR vendors, such as CarbonBlack and Crowdstrike, which primarily focus on continuous monitoring and response to advanced security threats; companies that provide endpoint systems management, such as IBM and Tanium; and large network security providers, such as Check Point Software, Cisco Systems, and Palo Alto Networks, which have entered the market primarily through acquisition.
Providers of embedded software that compete with the Company’s BlackBerry QNX automotive business include customized Linux open-source operating system providers, Wind River Systems, Green Hills Software, Mentor Graphics Corporation and SYSGO AG.
Providers of solutions that compete with BlackBerry Radar are I.D. Systems, Inc., SkyBitz, ORBCOMM Inc., Spireon, Inc. and Omnitracs, LLC.
See also the Risk Factor entitled “The Company faces intense competition”.
Product Design, Engineering and Research and Development
The Company’s research and development (“R&D”) strategy seeks to provide broad market applications for products derived from its technology base.
The Company dedicates a major portion of its R&D investments to the development of software products and services for its secure communications platform that meet the needs of both enterprise IT departments and end users. These include enterprise solutions and services in UEM, cybersecurity, messaging, productivity and collaboration offerings, analytics, application security and containerization, and EFSS. Solutions include leading security capabilities at each level of the platform in order to address the needs of customers for securing devices, applications, content and work data at rest and in transit.
The Company is making significant investments in research and development to continually enhance the BlackBerry Cylance platform and with new innovations, features and solutions. The Company is committed to hiring and retaining top data scientists and engineers in the areas of artificial intelligence and machine learning.
Additionally, BlackBerry QNX has developed and continues to enhance an embedded computing platform utilizing its unique micro-kernel operating system, multimedia and infotainment platform-specific middleware, as well as acoustic processing products. More recently, BlackBerry QNX has significantly increased its development focus on software innovations for autonomous and connected vehicles.
The Company’s software development also supports products and services for BlackBerry-branded smartphones, including updates to the BlackBerry 10 operating system and enhancements for the Android operating system, such as advanced privacy controls, verified boot and secure bootchain, and Android kernel hardening. The Company is also expanding its mobile software expertise to develop highly secure operating system software enhancements for non-smartphone endpoints under the BlackBerry Secure brand. These BlackBerry Secure feature packs enable Enterprise of Things device manufacturers to securely build smart products without having to develop the necessary secure communications technology internally.
To support its BlackBerry Radar solution, the Company creates innovative and robust hardware designs combined with proprietary software and firmware features. These tightly integrated solutions allow the Company to customize its proprietary technical solutions to address new applications and market demands.
The Company’s investment in longer term research is, in part, supported by taking advantage of specific government financial assistance programs where available. For example, the Company qualifies for investment tax credits on eligible expenditures on account of the Canadian Scientific Research and Experimental Development Program. For additional information, see Note 9 to the Consolidated Financial Statements.
Third Party Software Developers
BlackBerry Development Platform
The Company offers the BlackBerry Development Platform, an enterprise grade toolset which enables enterprise application developers and independent software vendors (“ISVs”) to build secure, powerful and customized mobility solutions for almost every use case. The platform augments the capabilities of BlackBerry Dynamics for building secure applications, by adding tools for BlackBerry UEM, BlackBerry Workspaces, BlackBerry AtHoc and other products.
ISVs that use the BlackBerry Development Platform can make their applications available on the BlackBerry Marketplace for Enterprise Software, which contains over 100 enterprise applications. ISVs that use the BlackBerry Dynamics SDK can certify their applications to highlight their security compliance on the BlackBerry Development Platform.
The Company also offers BlackBerry Spark Communications Services to application developers to integrate the secure messaging, voice and video capabilities of BBM Enterprise into their applications and services.
BlackBerry QNX Development Platforms
BlackBerry QNX offers several development platforms, the core of which is the QNX Software Development Platform used by all QNX customers for the development of QNX-based systems and includes the QNX Neutrino Realtime Operating System and the QNX Momentics Tool Suite. BlackBerry QNX also offers other more specialized platforms such as QNX Platform for ADAS, a functionally safe software foundation that enables ADAS for automated driving, and QNX CAR Platform for Infotainment, a comprehensive stack that enables OEMs to rapidly bring to market secure, full-featured infotainment systems. These specialized platforms incorporate many BlackBerry QNX technologies and may also include best of breed third-party offerings in support of all major automotive grade hardware. Other platforms include the QNX Platform for Instrument Clusters, and the QNX Acoustics Management Platform.
Intellectual Property
The protection of intellectual property is an important part of the Company’s operations. The policy of the Company is to apply for patents, acquire and/or seek other appropriate proprietary or statutory protection when it develops valuable new or improved technology. The Company believes that the rapid pace of technological change in the industries in which the Company operates makes patent and trade secret protection important, and that this protection must be supported by other means including the ability to attract and retain qualified personnel, new product introductions and frequent product enhancements.
The Company believes that its patent portfolio continues to provide a competitive advantage in its core product areas as well as provide leverage in the development of future technologies. The Company does not believe that it is dependent upon a single patent or even a few patents. Rather, the Company’s success depends more upon its extensive know-how, innovative culture, and technical leadership.
The Company protects its technology through a combination of patents, designs, copyrights, trade secrets, confidentiality procedures and contractual arrangements. The Company seeks to patent key concepts, components, protocols, processes and other inventions that it considers to have commercial value or that will likely give the Company a technological advantage. Although the Company applies for patent protection primarily in Canada, Europe and the United States, the Company has filed, and will continue to file, patent applications in other countries where there exists a strategic technological or business reason to do so. To broadly protect the Company’s inventions, the Company has a team of in-house patent attorneys and also consults with outside patent attorneys who interact with employees, review invention disclosures and prepare patent applications on a broad array of core technologies and competencies. As a result, the Company owns rights to an array of patented and patent pending technologies which include, but are not limited to, operating systems, networking infrastructure, acoustics, messaging, enterprise software, automotive subsystems, cybersecurity and wireless communications. As of February 28, 2019, the Company owned approximately 37,500 worldwide patents and applications.
It is the Company’s general practice to enter into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to, and distribution of, its proprietary information. In addition, the Company generally enters into agreements with employees that include an assignment to the Company of all intellectual property developed in the course of employment.
In fiscal 2018, the Company entered into a strategic licensing agreement with Teletry under which Teletry may sublicense a broad range of the Company’s patents to a majority of global smartphone manufacturers. The Company also continues to operate its own licensing program outside of Teletry’s sublicensing rights.
The Company does not rely primarily on patents or other intellectual property rights to protect or establish its market position; however, it is prepared to enforce its intellectual property rights in certain technologies when attempts to negotiate mutually agreeable licenses are not successful. The Company also enters into inbound licensing agreements related to technology and intellectual property rights, including agreements to obtain rights that may be necessary to produce and sell products.
Production
The Company experienced continued growth of its software licensing model during fiscal 2019. The Company licenses its device security software and service suite, as well as related brand assets, to TCL and Optiemus for BlackBerry-branded smartphones as well as to Punkt Tronics AG and Bullitt Group for other connected devices using the BlackBerry Secure brand. The design, manufacture, sales, and customer support of BlackBerry-branded smartphones and BlackBerry Secure connected devices is undertaken by these licensed partners, who have agreed to adhere to the Company’s quality, security, and branding guidelines.
The Company outsources the hardware manufacturing requirements for its BlackBerry Radar business to specialized global electronic manufacturing service providers who are positioned to meet the volumes, scale, timing, cost and quality requirements of the Company. The Company generally provides sourcing guidance and decisions for materials are made jointly with the outsourcing partner. In most cases the ongoing supply is the sole responsibility of the outsourcing supplier.
Industry Associations
The Company is an active participant in numerous industry associations and standards bodies. The Company’s involvement with leading associations includes standards development, government advocacy, joint marketing, participation in conferences and trade shows, training, technology licensing by the Company and business development.
Social and Environmental Regulations
The Company’s operations are subject to regulation under various provincial, state, federal and international laws relating to environmental protection, the proliferation of hazardous substances, and social issues such as conflict minerals and human trafficking and slavery. In parts of Europe, North America, Asia-Pacific and Latin America, the Company is obligated to comply with substance restrictions, packaging regulations, energy efficiency ratings and certain product take-back and recycling requirements, principally for the BlackBerry Radar business. In addition, a growing list of jurisdictions have enacted social responsibility regulations such as the conflict minerals provisions of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the U.K. Modern Slavery Act which require the Company to comply with certain due diligence and disclosure obligations. These and other similar laws may become more stringent over time, may come into force in more jurisdictions where the Company operates and may require the Company to incur additional compliance costs.
Additionally, the European Union’s General Data Protection Regulation (“GDPR”) took effect in May 2018 and applies to the Company’s products and services used by people in Europe. The GDPR includes new operational requirements for companies that receive or process personal data of residents of the European Union and provides for significant penalties for non-compliance.
Corporate Responsibility
The Company is committed to operating its business consistent with the highest ethical standards and has adopted policies and practices that require the same of its business partners. The Company’s business is based on trust, and the Company maintains its position as a global leader in data security and privacy by developing new technologies, complying with established and evolving regulatory frameworks, and adhering to industry best practices.

In its procurement activities, the Company engages with its suppliers to conduct due diligence into the source of the so-called “conflict minerals” (which currently include the minerals from which gold, tantalum, tin, and tungsten are derived) that are necessary to the functionality or production of the Company’s hardware products.
The Company also seeks to make a positive impact in the communities in which it operates by investing in strategic charitable partnerships, supporting charitable endeavours by employees, and building community relationships through local offices.
The Company has formalized a number of policies to reflect the Company’s commitment to responsible business practices, including a Human Rights Policy, and periodically issues a corporate responsibility report. This report and other documents and policies relating to the Company’s corporate responsibility initiatives can be viewed on the Company’s website at http://ca.blackberry.com/company/about-us/corporate-responsibility.html and are not incorporated by reference in this AIF.
Employees
As of February 28, 2019, the Company had 3,945 full-time employees.
Facilities
The Company’s headquarters are located in Waterloo, Ontario, Canada. The Company’s main campus in Waterloo consists of three leased buildings. The Company also operates facilities in the United States, Latin America, Asia-Pacific, Europe and the Middle East.
LEGAL PROCEEDINGS
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against claims that it provides to certain of its partners and customers. In particular, the industries in which the Company competes have many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been, and will likely continue to be, necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors” in this AIF, including the risk factors entitled “Litigation against the Company may result in adverse outcomes” and “The Company could be found to have infringed on the intellectual property rights of others”.
Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where a potential loss is considered probable and the amount is reasonably estimable, provisions for loss are made based on management’s assessment of the likely outcome. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum amount in the range. The Company does not provide for claims for which the outcome is not determinable or claims for which the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
As of February 28, 2019, there are no claims outstanding for which the Company has assessed the potential loss as both probable to result and reasonably estimable; therefore, no accrual has been made. Further, there are claims outstanding for which the Company has assessed the potential loss as reasonably possible to result; however, an estimate of the amount of loss cannot reasonably be made. There are many reasons that the Company cannot make these assessments, including, among others, one or more of the following: the early stages of a proceeding does not require the claimant to specifically identify the patent claims that have allegedly been infringed or the products that are alleged to infringe; damages sought are unspecified, unsupportable, unexplained or uncertain; discovery has not been started or is incomplete; the facts that are in dispute are highly complex (e.g., once a patent is identified, the analysis of the patent and a comparison to the activities of the Company is a labour-intensive and highly technical process); the difficulty of assessing novel claims; the parties have not engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of litigation.
Though they do not meet the test for accrual described above, the Company has included the following summaries of certain of its legal proceedings that it believes may be of interest to its investors.
Between October and December 2013, several purported class action lawsuits and one individual lawsuit were filed against the Company and certain of its former officers in various jurisdictions in the U.S. and Canada alleging that the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects and that certain of the Company’s financial statements contain material misstatements. The individual lawsuit was voluntarily dismissed.
On March 14, 2014, the four putative U.S. class actions were consolidated in the U.S. District Court for the Southern District of New York, and on May 27, 2014, a consolidated amended class action complaint was filed. On March 13, 2015, the Court issued an order granting the Company’s motion to dismiss. The Court denied the plaintiffs’ motion for reconsideration and for leave to file an amended complaint on November 13, 2015. On August 24, 2016, the U.S. Court of Appeals for the Second Circuit affirmed the District Court order dismissing the complaint, but vacated the order denying leave to amend and remanded to the District Court for further proceedings in connection with plaintiffs’ request for leave to amend. The Court granted the plaintiffs’ motion for leave to amend on September 13, 2017. On September 29, 2017, the plaintiffs filed a second consolidated amended class action complaint (the “Second Amended Complaint”), which added the Company’s Chief Legal Officer as a defendant. The Court denied the motion to dismiss the Second Amended Complaint on March 19, 2018. During the first quarter of fiscal 2019, the U.S. class actions lawsuit proceeded to discovery. All proceedings, including plaintiffs’ pending motion for class certification but excluding fact and expert discovery, are currently suspended pending the decision of the Second Circuit Court of Appeals in Arkansas Teachers Retirement System et al. v. Goldman Sachs Group, Inc., et al., which involves an issue relevant to the motion for class certification.
On July 23, 2014, the plaintiffs in the putative Ontario class action filed a motion for certification and leave to pursue statutory misrepresentation claims. On November 16, 2015, the Ontario Superior Court of Justice issued an order granting the plaintiffs’ motion for leave to file a statutory claim for misrepresentation. On December 2, 2015, the Company filed a notice of motion seeking leave to appeal this ruling. On January 22, 2016, the court postponed the hearing on the plaintiffs’ certification motion to an undetermined date after asking the Company to file a motion to dismiss the claims of the U.S. plaintiffs for forum non conveniens. Before that motion was heard, the parties agreed to limit the class to purchasers who reside in Canada or purchased on the Toronto Stock Exchange. On November 17, 2018, the Court denied the Company’s motion for leave to appeal the order granting the plaintiffs leave to file a statutory claim for misrepresentation. On February 5, 2019, the Court entered an order certifying a class comprised of persons (a) who purchased BlackBerry common shares between March 28, 2013, and September 20, 2013, and still held at least some of those shares as of September 20, 2013, and (b) who acquired those shares on a Canadian stock exchange or acquired those shares on any other stock exchange and were a resident of Canada when the shares were acquired. Notice of class certification was published on March 6, 2019. The Company expects to file its Statement of Defence in the first quarter of fiscal year 2020, and discovery will then proceed.
On October 12, 2015, a group of institutional investors of Good Technology Corporation (“Good”) filed a putative class action lawsuit on behalf of Good’s common shareholders against members of Good’s former board of directors (the “GTC Directors”) related to the Company’s acquisition of Good (the “GTC Lawsuit”). The plaintiffs allege that the GTC Directors breached their fiduciary duty by engaging in a self-interested transaction that benefited the preferred shareholders at the expense of the common shareholders. The plaintiffs are seeking monetary damages, as well as rescission of the merger agreement between Good and the Company. While neither Good nor the Company are parties to the GTC Lawsuit, Good has certain obligations to indemnify some of the defendants and is providing a defense. On October 29, 2015, Good filed a complaint alleging that the plaintiffs breached their contractual obligations under a voting agreement providing that, in the event of a sale transaction that was approved by both the GTC Directors and a majority of the Good preferred shareholders, the plaintiffs were required to vote their shares in favour of the transaction and refrain from exercising any appraisal or dissent rights (the “Voting Rights Lawsuit”). Good alleges that the filing of the GTC Lawsuit was a breach of the voting agreement. On December 31, 2015, several Good shareholders filed a petition seeking appraisal against Good (the “Appraisal Lawsuit”). On August 25, 2016, the Court granted the plaintiff’s motion for leave to file an amended complaint in the GTC Lawsuit naming additional defendants, including JP Morgan Chase and various venture capital funds whose designees were Good directors (the “Fund Defendants”). Good and the Company are not named in the amended complaint. On May 23, 2017, the plaintiffs reached a tentative settlement with the GTC Directors and Fund Defendants of the GTC Lawsuit. On May 31, 2017, the plaintiffs and JP Morgan Chase reached a tentative settlement of the GTC Lawsuit. On July 24, 2017, Good, the petitioners in the Appraisal Lawsuit and the defendants in the Voting Rights Lawsuit entered into an Agreement of Settlement, Dismissal, and Release and filed same with the court. On August 8, 2017, the Court issued an order granting the parties’ settlement terms. On August 18, 2017, the Company and JP Morgan Chase entered into a Settlement Funding Agreement, by which the Company agreed to fund JP Morgan Chase’s settlement with the plaintiffs. On August 22, 2017, JP Morgan Chase and the plaintiffs filed a Stipulation and Agreement of Compromise and Settlement with the Court. The Court approved the settlement between plaintiffs and JP Morgan Chase and entered a Final Judgment on April 5, 2018. On November 9, 2017, the Company filed a demand for arbitration seeking the release of funds from an escrow fund account established when the Company acquired Good to indemnify the Company for certain costs incurred in connection with the defense and settlement of the GTC Lawsuit and the Appraisal Lawsuit. On August 15, 2018, all parties entered into a Global Settlement Agreement resolving all remaining disputes. On November 5, 2018, the Court approved the Global Settlement Agreement and all issues affecting the Company have been resolved. On February 11, 2019, the Delaware Supreme Court affirmed the Chancery Court’s entry of a final judgment resolving all issues, and denied a motion for rehearing on February 28, 2019.

During the first quarter of fiscal 2018, the Company accrued $10 million for legal costs related to litigation arising out of its acquisition of Good. As a result of the Global Settlement Agreement reached in the second quarter of fiscal 2019, the Company recorded a recovery of $2 million against this accrual.
ENTERPRISE RISK MANAGEMENT
The Company recognizes that risks are associated with delivering on its strategy and achieving its corporate objectives. Managing these risks is an essential part of the Company’s business and the Company aims to promote a culture of risk management and compliance at all levels in the organization. The Company has defined and implemented an approach to manage its exposure to risk, consisting of: (i) a risk management framework to regularly identify, assess, treat, monitor and report on current and potential risks, and (ii) a governance structure that clearly defines the responsibilities of the Board, the senior leadership team, employees and other stakeholders to support the risk management framework. This approach to enterprise risk management is integral to the Company’s business activities and is designed to:

•	promote effective corporate governance and decision-making by enabling the consistent identification and evaluation of risk on a consolidated basis;

•	ensure that risks are managed proactively and appropriately in the context of the Company’s strategy and objectives;

•	support the development of internal controls;

•	facilitate the reliability and transparency of financial and operational reporting;

•	assist in compliance with laws, regulations, policies, and contracts; and

•	reduce harm to financial performance and safeguard the Company’s assets.
Risk Management Framework Policy and Risk Appetite
The Company’s risk management framework policy defines responsibilities for the identification, assessment, management and reporting of risks, and sets out expectations for ownership, resource assignment and compliance. The scope of the framework embraces internal functions as well as those activities for which the Company engages support from third parties.
To support the risk management framework and risk oversight activities, the Company maintains a risk appetite statement that defines, by category of risk, the Company’s tolerance for risk-taking having regard to potential rewards and overall business strategies and objectives. The Company’s four risk categories are: (i) strategy and innovation, (ii) operations, (iii) legal, compliance and reputation, and (iv) financial management and reporting. The Company’s risk profile is regularly assessed against the risk appetite statement, which is reviewed and updated as the Company’s business strategy and operating environment evolve.
Risk Governance and Oversight
The Company utilizes a “three lines of defense” governance structure to define how the responsibility for risk management activities is assigned:

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The first line of defense for managing risks resides with the management of each business unit. Risk exposures are identified and mitigated at a granular level through various ongoing management activities including business planning, operations management, reporting, and process improvement projects.

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Oversight of business unit management is provided by the second line of defense, the Security Risk and Compliance Committee (“SRCC”), which meets at least quarterly and is supported by various compliance, security and control functions. The SRCC is composed of manager representatives from each major business group and provides strategic direction by defining key policies, identifying emerging risk trends, and sponsoring training.

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The internal audit function comprises the third line of defense, providing independent assurance of the effectiveness of the Company’s risk management activities and internal controls related to (i) financial reporting and integrity and (ii) other areas of risk as assigned by the Audit and Risk Management Committee from time to time, including cybersecurity risk. The internal audit function may also review the governance structures and mandates of the first two lines of defense.

Additional governance and oversight is provided by the risk management and compliance council (“RMCC”), a council of internal senior leaders which oversee the risk management activities undertaken by business group management and the SRCC. The RMCC meets at least quarterly with the Chief Risk Officer serving as the Chair. The RMCC reviews the Company’s risk profile, risk criteria and limits, and monitors remediation activities to address gaps. The RMCC also approves the risk appetite statement and promotes a culture of risk management and compliance across the Company.
The Chief Risk Officer provides regular reporting to the Board and the Audit and Risk Management Committee on the Company’s risk profile and the activities overseen by the RMCC. The Board is ultimately responsible for overseeing the Company’s risk identification, assessment, management, monitoring and reporting activities. The Audit and Risk Management Committee assists the Board with the oversight of enterprise risk management at the Company, including risk assessment, risk compliance, the internal audit function and the controls, processes and policies used to manage the Company’s risk. The

Compensation, Nomination and Governance Committee of the Board also assists the Board with the oversight of risk management and controls with respect to the Company’s compensation policies and practices, including the administration of the Company’s equity-based compensation plans.
Since June 2015, the Chief Information Officer has provided regular updates to the Board on the advancing maturity of the Company’s cybersecurity program, including reports on threat monitoring, penetration testing, vulnerability remediation, encryption efforts and compliance activities. The updates also include reports on the Company’s third-party cybersecurity accreditations and certifications, and on the advancement of the Company’s security posture as scored using the U.S. National Institute of Standards and Technology (NIST) Cyber Security Framework.
RISK FACTORS
Investors in the Company’s securities should carefully consider the following risks, as well as the other information contained in this AIF and in the Company’s MD&A for the fiscal year ended February 28, 2019. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is unaware or the Company deems immaterial, may also have a material adverse effect on the Company’s business, financial condition and results of operations.
The Company may not be able to enhance, develop, introduce or monetize products and services for the enterprise market in a timely manner with competitive pricing, features and performance.
The industries in which the Company competes are characterized by increasingly rapid technological change, frequent new product introductions, frequent market price reductions, constant improvements in features and short product life cycles. The Company’s future success depends upon its ability to enhance and integrate its current products and services, as well as the BlackBerry Spark platform, to provide for their compatibility with evolving industry standards and operating systems, to address competing technologies and products developed by other companies, and to continue to develop and introduce new products and services offering enhanced performance and functionality on a timely basis at competitive prices.
The process of developing new technology is complex and uncertain, and involves time, substantial costs and risks, which are further magnified when the development process involves multiple operating platforms. The development of next-generation technologies that utilize new and advanced features, including artificial intelligence and machine learning, involves making predictions regarding the willingness of the market to adopt such technologies over legacy solutions. The Company may be required to commit significant resources to developing new products, software and services before knowing whether such investment will result in products or services that the market will accept.
The Company’s inability, for technological or other reasons, some of which may be beyond the Company’s control, to enhance, develop, introduce and monetize products and services in a timely manner, or at all, in response to changing market conditions or customer requirements could have a material adverse effect on the Company’s business, results of operations and financial condition or could result in its products and services not achieving market acceptance or becoming obsolete. In addition, if the Company fails to deliver a compelling customer experience or accurately predict emerging technological trends and the changing needs of customers and end users, or if the features of its new products and services do not meet the demands of its customers or are not sufficiently differentiated from those of its competitors, the Company’s business, results of operations and financial condition could be materially harmed.
The Company may not be able to maintain or expand its customer base for its software and services offerings to grow revenue or achieve sustained profitability.
The Company has focused its strategy on software and services to grow revenue and generate sustainable profitability, including by commercializing the BlackBerry Spark platform as the leading secure, end-to-end communications platform for the Enterprise of Things.
For the Company to increase its software and services revenues, it must continually grow its customer base by attracting new customers or, in the case of existing customers, deploying software and services across more end points or attracting additional users in such existing customers’ businesses. The Company also needs to sell additional software and services over time to the same customers, or have customers upgrade their level of service. If the Company is unable to promote a compelling value proposition to customers and its efforts to sell or upsell software or services as described above are not successful, its results of operations could be materially impacted. Further, although recent attacks on prominent enterprises have increased market awareness of the importance of cybersecurity, if the general level of cyberattacks declines or customers perceive that it has declined, the Company’s ability to attract new customers and expand its sales to existing customers could be harmed.
Existing customers that purchase the Company’s software and services have no contractual obligation to renew their subscriptions or purchase additional solutions after the initial subscription or contract period. The Company’s customers’ expansion and renewal rates may decline or fluctuate as a result of a number of factors, including the perceived need for such additional software and services, the level of satisfaction with the Company’s software and services, features or functionality, the reliability of the Company’s software and services, the Company’s customer support, customer budgets and other competitive factors, such as pricing and competitors’ offerings. For smaller or simpler deployments, the switching costs and time are relatively minor compared to traditional enterprise software deployments and such a customer may more easily decide not to renew with the Company and switch to a competitor’s offerings. For larger deployments, particularly with enterprise customers in highly regulated industries such as financial services, government, healthcare and transportation, the Company is subject to risks related to increased customer bargaining power, longer sales cycles, regulatory changes, and enhanced customer support obligations.
The Company must invest significant time and resources in providing ongoing value to these customers and in enhancing its reputation as an enterprise software vendor. If these efforts fail, or if the Company’s customers do not renew for other reasons, or if they renew on terms less favourable to the Company, the Company’s revenue may decline and its results of operations could be materially impacted.
The Company’s ability to grow software and service revenue is also dependent on its ability to: (i) expand its distribution capabilities with partners, resellers and licensees, (ii) build a direct sales force, which requires significant time and resources, including investment in systems and training, and (iii) increase coordination across business units to leverage sales leads and synergistic products and services in the Company’s portfolio. There can be no assurance that the Company will be successful in implementing its sales and distribution strategy. See also the Risk Factor entitled “The Company’s success depends on its relationships with resellers and distributors”.
The Company faces intense competition.
The Company is engaged in markets that are highly competitive and rapidly evolving, and has experienced, and expects to continue to experience, intense competition from a number of companies. No technology has been exclusively or commercially adopted as the industry standard for many of the products and services offered by the Company. Accordingly, both the nature of the competition and the scope of the business opportunities afforded by the markets in which the Company competes are uncertain.
The Company’s competitors, including new market entrants, may implement new technologies before the Company does, deliver new products and services earlier, or provide products and services that are disruptive or that are attractively priced or enhanced or better quality compared to those of the Company, making it more difficult for the Company to win or preserve market share.
Some of the Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company does. In particular, some of the Company’s competitors have increased their focus on marketing and product development in the enterprise market. In the automotive sector, some of the Company’s OEM and Tier 1 customers have accelerated internal development of embedded solutions. In addition, competition may intensify as the Company’s competitors enter into business combinations or alliances and established companies in other market segments expand to become competitive with the Company’s business.
The impact of the competition described above could result in fewer customer orders, loss of market share, pressure to reduce prices, commoditization of product and service categories in which the Company participates, reduced revenue and reduced margins. If the Company is unable to compete successfully, there could be a material adverse effect on the Company’s business, results of operations and financial condition.
The Company must obtain and maintain certain product approvals and certifications from governmental authorities, regulated enterprise customers and network carrier partners in order to remain competitive, meet contractual requirements and enable its customers to meet their certification needs. Failure to maintain such approvals or certifications for the Company’s current products or to obtain such approvals or certifications for any new products on a timely basis could have a material adverse effect on the Company’s business, results of operations and financial condition. In addition, independent industry analysts often issue reports regarding endpoint security solutions and the perception of the Company’s solutions in the marketplace, especially as compared to those of the Company’s competitors, may be significantly influenced by these reports. If these reports are negative, less frequent or less positive than reports on our competitors’ products, our competitive position may be harmed.
The occurrence or perception of a breach of the Company’s network or product security measures or an inappropriate disclosure of confidential or personal information could significantly harm its business.
BlackBerry products and services frequently involve the transmission, processing and storage of data, including proprietary, confidential and personally identifiable information, and can include on-premise and cloud deployments. Although malicious attempts to gain access to such information affect many companies across various industries, the Company is at a relatively greater risk of being targeted because of its reputation for security and the nature of its network operations.

The Company is continuously exposed to cyber threats through the actions of outside parties, such as hacking, viruses, and other malicious software, denial of service attacks, industrial espionage and other methods designed to breach the Company’s network or IT security. The Company is also exposed to risk as a result of process, coding or human errors and through attempts by third parties to fraudulently induce employees to provide access to confidential or personal information. Additionally, the Company faces product security risk in the engineering process through the sharing of software code modules with its development partners.
The Company devotes significant resources to network security, encryption and authentication technologies and other measures, including security policies and procedures, vulnerability testing and awareness training, to mitigate cyber risk to its systems and data. In addition, the Company continuously engineers more secure products and services, enhances security and reliability features, deploys software updates to address vulnerabilities, and maintains the security infrastructure that protects the integrity of the Company’s network, products and services. The Company also mitigates risk by actively monitoring external threats, reviewing best practices and implementing appropriate internal controls. However, the techniques used to obtain unauthorized access or to disable or degrade service are constantly evolving and becoming more sophisticated in nature, and frequently are not recognized or identified until after they have been deployed against a target. The Company may not be able to anticipate these techniques, to implement adequate preventative measures or to identify and respond to them in a timely manner, and the Company’s efforts to do so may have a material adverse impact on the Company’s operating margins, the user experience or compatibility with third party products and services. The Company’s products and services are not designed to protect against all cyber threats and may not prevent all cyberattacks, including due to misconfiguration.
Although the Company has not experienced any material financial or other losses relating to technology failure, cyberattacks or security breaches, there is no assurance that the Company will not experience loss or damage in the future. If the network and product security measures implemented by the Company or its partners, including third-party data centre operators, cloud service providers and product manufacturers are breached, or perceived to be breached, or if the confidentiality, integrity or availability of the Company’s data or the data of its customers, including legally protected personal data, is compromised, the Company could be exposed to significant litigation, service disruptions, remediation costs, regulatory sanctions, fines and contractual penalties. In addition, any such event could materially damage the Company’s reputation, which is built in large measure on the security and reliability of BlackBerry products and services, and could lead customers, including the Company’s most significant government customers, to reduce or delay future purchases or to purchase products or services of the Company’s competitors. The Company’s insurance coverage may be insufficient to cover all losses or types of claims that may arise from cyber threats.
The Company’s success depends on its continuing ability to attract new personnel, retain existing key personnel and manage its staffing effectively.
The Company’s success is largely dependent on its continuing ability to identify, attract, develop, motivate and retain skilled employees, including members of its executive team, top research developers and experienced salespeople with specialized knowledge. Competition for such people is intense, continuous, and increasing in the industries in which the Company participates, and the Company has experienced solicitations of its employees by its competitors.
To attract and retain critical personnel, the Company may experience increased compensation costs that are not offset by increased productivity or higher prices for our products and services. Also, the Company’s financial results and share price performance (particularly for those employees for whom equity-based compensation is a key element of their total compensation), among other factors, may impact the Company’s ability to attract new, and retain existing, employees. Any failure by the Company to attract and retain key employees could have a material adverse effect on the Company’s business, results of operations and financial condition.
In addition, during periods of internal reorganization, the Company may experience losses of business continuity and accumulated knowledge, internal compliance gaps or other inefficiencies, including litigation claims by terminated employees. If the Company does not maintain appropriate staffing, develop effective business continuity and succession programs, mitigate turnover and effectively utilize employees with the right mix of skills and experience across the functions necessary to meet the current and future needs of its business, the financial and operational performance of the Company could suffer.
The Company’s success depends on its relationships with resellers and channel partners.
The Company’s ability to maintain and expand its market reach is increasingly dependent on establishing, developing and maintaining relationships with third party resellers and channel partners. The Company makes training available to its partners and develops sales programs to incentivize them to promote and deliver the Company’s current and future products and services and to grow its user base.
If the Company is not able to effectively identify and establish new relationships with successful resellers and channel partners, or in maintaining or enhancing existing such relationships without giving rise to conflicts between channels, or if the

Company’s partners do not act in a manner that will promote the success of the Company’s products and services, the Company’s business, results of operations and financial condition could be materially adversely affected.
Many resellers and channel partners sell products and services of the Company’s competitors and may terminate their relationships with the Company with limited or no notice and limited or no penalty. If the Company’s competitors offer their products and services to the resellers and channel partners on more favorable contractual or business terms, have more products and services available, or those products and services are, or are perceived to be, in higher demand by end users, or are more lucrative for the resellers and channel partners, there may be continued pressure on the Company to reduce the price of its products and services, or those resellers and channel partners may stop offering the Company’s products or de-emphasize the sale of its products and services in favor of the Company’s competitors, which could have a material adverse effect on the Company’s business, results of operations and financial condition.
Acquisitions, divestitures, investments and other business initiatives may negatively affect the Company’s results of operations.
The Company has acquired, and continues to seek out opportunities to acquire or invest in, businesses, assets, products, services and technologies that expand, complement or are otherwise related to the Company’s business or provide opportunities for growth. In addition, the Company is increasingly collaborating and partnering with third parties to develop technologies, products and services, as well as seek new revenue through partnering arrangements.
These activities, including the Cylance acquisition that closed in February 2019, involve significant challenges and risks, including: that they may not advance the Company’s strategic objectives or generate satisfactory synergies or return on investment; that the Company may have difficulty integrating and managing new employees, business systems, development teams and product offerings; the potential loss of key employees of an acquired business; additional demands on the Company’s management, resources, systems, procedures and controls; disruption of the Company’s ongoing business; and diversion of management’s attention from other business concerns. Acquisitions, investments or other strategic collaborations or partnerships may involve significant commitments of financial and other resources of the Company. If these fail to perform as expected, or if the Company fails to enter into and execute the transactions or arrangements needed to succeed, the Company may not be able to bring its products, services or technologies to market successfully or in a timely manner, which would have a material adverse impact on results of operations.
Furthermore, an acquisition may have an adverse effect on the Company’s cash position if all or a portion of the purchase price is paid in cash, as was the case with the acquisition of Cylance, and common shares issuable in an acquisition would dilute the percentage ownership of the Company’s existing shareholders. Any such activity may not be successful in generating revenue, income or other returns to the Company, and the financial or other resources committed to such activities would not be available to the Company for other purposes. In addition, the acquisitions may involve unanticipated costs and liabilities, including possible litigation and new or increased regulatory exposure, which are not covered by the indemnity or escrow provisions, if any, of the relevant acquisition agreements.
As business circumstances dictate, the Company may also decide to divest itself of assets or businesses. The Company may not be successful in identifying or managing the risks involved in any divestiture, including its ability to obtain a reasonable purchase price for the assets, potential liabilities that may continue to apply to the Company following the divestiture, potential tax implications, employee issues or other matters. The Company’s inability to address these risks could adversely affect the Company’s business, results of operations and financial condition.
The Company’s products and services are dependent upon interoperability with rapidly changing systems provided by third parties.
The Company’s platform depends on interoperability with operating systems, such as those provided by Apple, Google and Microsoft, as well as device manufacturers and automotive OEMs. Mobile operating systems are upgraded frequently in response to consumer demand and, in order to maintain the interoperability of its platform, the Company may need to release new software updates at a much greater pace than a traditional enterprise software company that supports only a single platform. In addition, the Company typically receives limited advance notice of changes in features and functionality of operating systems and mobile devices, and therefore the Company may be forced to divert resources from its preexisting product roadmap to accommodate these changes.
If the Company fails to enable IT departments to support operating system upgrades upon release, the Company’s business and reputation could suffer. This could further disrupt the Company’s product roadmap and cause it to delay introduction of planned products and services, features and functionality, which could harm the Company’s business. Furthermore, some of the features and functionality in the Company’s products and services require interoperability with application programming interfaces (“APIs”) of other operating systems, and if operating system providers decide to restrict the Company’s access to their APIs, that functionality would be lost and the Company’s business could be impaired.

Operating system providers have included, and may continue to include, features and functionality in their operating systems that are comparable to elements of the Company’s products and services, thereby making the Company’s platform less valuable. The inclusion of, or the announcement of an intent to include, functionality perceived to be similar to that offered by the Company’s products and services in mobile operating systems may have an adverse effect on the Company’s ability to market and sell its products and services.
Failure to protect the Company’s intellectual property could harm its ability to compete effectively and the Company may not earn the revenues it expects from intellectual property rights.
The Company’s commercial success is highly dependent upon its ability to protect its proprietary technology. The Company relies on a combination of patents, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights, all of which offer only limited protection. Despite the Company’s efforts, the steps taken to protect its proprietary rights may not be adequate to preclude misappropriation of its proprietary information or infringement of its intellectual property rights, and the Company’s ability to police such misappropriation or infringement is uncertain. The laws of certain countries in which the Company’s products and services are sold or licensed do not protect intellectual property rights to the same extent as the laws of Canada or the United States.
With respect to patent rights, the Company cannot be certain whether any of its pending patent applications will result in the issuance of patents or whether the examination process will require the Company to narrow its claims. Furthermore, any patents issued could be challenged, invalidated or circumvented and may not provide proprietary protection or a competitive advantage. In addition, a number of the Company’s competitors and other third parties have been issued patents, and may have filed patent applications or may obtain additional patents and proprietary rights, for technologies similar to those that the Company has made or may make in the future. Public awareness of new technologies often lags behind actual discoveries, making it difficult or impossible to know all relevant patent applications at any particular time. Consequently, the Company cannot be certain that it was the first to develop the technology covered by its pending patent applications or that it was the first to file patent applications for the technology. In addition, the disclosure in the Company’s patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, there can be no assurance that the Company’s patent applications will result in patents being issued.
While the Company enters into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to, and distribution of, proprietary and confidential information, it is possible that:

•	some or all of its confidentiality agreements will not be honoured;

•	third parties will independently develop equivalent technology or misappropriate the Company’s technology or designs;

•	disputes will arise with the Company’s strategic partners, customers or others concerning the ownership of intellectual property;

•	unauthorized disclosure or use of the Company’s intellectual property, including source code, know-how or trade secrets will occur; or

•	contractual provisions may not be enforceable.
In addition, the Company expends significant resources to patent and manage the intellectual property it creates with the expectation that it will generate revenues by incorporating that intellectual property in its products or services. The Company is also monetizing its patent portfolio through outbound patent licensing, and derives a significant portion of its patent licensing revenue from its agreement with Teletry. Although the Company operates its own direct licensing program, it may not be possible for the Company to offset any reduction in revenue from Teletry in the short term, or at all. In addition, changes in the law may weaken the Company’s ability to collect royalty revenue for licensing its patents. Similarly, licensees of the Company’s patents may fail to satisfy their obligations to pay royalties, or may contest the scope and extent of their obligations. Finally, the royalties the Company can obtain to monetize its intellectual property may decline because of the evolution of technology, changes in the selling price of products using licensed patents, or the difficulty of discovering infringements.
Detecting and protecting against the unauthorized use of the Company’s products, technology proprietary rights, and intellectual property rights is expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend the Company’s intellectual property rights and could result in substantial costs and diversion of management resources, either of which could harm the Company’s business, financial condition and results of operations, and there is no assurance that the Company will be successful.

The Company could be found to have infringed on the intellectual property rights of others.
Companies in the software and technology industries, including some of the Company’s current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently engage in litigation based on allegations of infringement or other violations of intellectual property rights. Although the Company believes that third-party software included in the Company’s products is licensed from the entity holding the intellectual property rights and that its products do not infringe on the rights of third parties, third parties have and are expected to continue to assert infringement claims against the Company in the future. The Company may be subject to these types of claims either directly or indirectly through indemnities that it provides to certain of its customers, partners and suppliers against these claims. As the Company continues to develop software products and expand its portfolio using new technology and innovation, its exposure to threats of infringement may increase.
Many intellectual property infringement claims are brought by entities whose business model is to obtain patent-licensing revenues from operating companies such as the Company. Because such entities do not typically generate their own products or services, the Company cannot deter their claims based on counterclaims that they infringe patents in the Company’s portfolio or by entering into cross-licensing arrangements.
Regardless of whether patent or other intellectual property infringement claims against the Company have any merit, they could:

•	adversely affect the Company’s relationships with its customers;

•	be time-consuming and expensive to evaluate and defend, including in litigation or other proceedings;

•	result in negative publicity for the Company;

•	divert management’s attention and resources;

•	cause product delays or stoppages;

•	subject the Company to significant liabilities;

•	require the Company to develop possible workaround solutions that may be costly and disruptive to implement; and

•	require the Company to cease certain activities or to cease selling its products and services in certain markets.
In addition, any such claim may require the Company to enter into costly royalty agreements or obtain a license for the intellectual property rights of third parties. Such licenses may not be available or they may not be available on commercially reasonable terms.
Any of the foregoing infringement claims and related litigation could have a significant adverse impact on the Company’s business and operating results, as well as the Company’s ability to generate future revenues and profits. See also “Legal Proceedings” in this AIF.
Litigation against the Company may result in adverse outcomes.
In the course of its business, the Company receives general commercial claims related to the conduct of its business and the performance of its products and services, including product liability and warranty claims, employment claims and other litigation claims, which may potentially include claims relating to improper use of, or access to, personal data. In the case of product liability claims, the Company may be subject to such claims either directly or indirectly through indemnities that it provides to certain of its customers. The Company’s exposure to product liability risk may increase as the Company continues to commercialize its software innovations for autonomous and connected vehicles.
In addition, the Company is subject to potential litigation claims arising from its disclosure practices. The Company is committed to providing a high level of disclosure and transparency and provides commentary that highlights the trends and uncertainties that the Company anticipates. Given the highly competitive and rapidly evolving industry in which the Company operates and the recent transition in the Company’s business strategy, the Company’s financial results may not follow any past trends, making it difficult to predict the Company’s financial results. Consequently, actual results may differ materially from those expressed or implied by the Company’s forward-looking statements and may not meet the expectations of analysts or investors, which can contribute to the volatility of the market price of the Company’s common shares. Despite the Company’s cautions in each earnings release, earnings conference call and securities filings that contain forward-looking statements, the Company may nevertheless be subject to potential securities litigation or enforcement actions.
Litigation resulting from these claims could be costly and time-consuming and could divert the attention of management and key personnel from the Company’s business operations. The complexity of the technology involved and the inherent uncertainty of commercial, class action, securities, employment and other litigation increases these risks. In recognition of these considerations, the Company may enter into settlements resulting in material expenditures, the payment of which could have a material adverse effect on the Company’s business, results of operation and financial condition. If the Company is unsuccessful in its defense of material litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damages or injunctive relief against it that could have a material adverse effect on the Company’s business, BlackBerry brand, results of operations and financial condition. Administrative or regulatory actions against the

Company or its employees could also have a material adverse effect on the Company’s business, BlackBerry brand, results of operations and financial condition. See also “Legal Proceedings” in this AIF.
The use and management of user data and personal information could give rise to liabilities as a result of legal, customer and other third-party requirements.
User data and personal information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s GDPR Protection Regulation, that is intended to protect the privacy and security of personal information, as well as the collection, storage, transmission, use and disclosure of such information.
The interpretation of privacy and data protection laws and their application to the Internet and mobile communications in a number of jurisdictions is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from country to country and in a manner that is not consistent with the Company’s current data protection practices. Complying with these varying international requirements could cause the Company to incur additional costs and change the Company’s business practices. In addition, because the Company’s services are accessible worldwide, certain foreign jurisdictions may claim that the Company is required to comply with their laws, even where the Company has no local entity, employees, or infrastructure. Non-compliance could result in penalties or significant legal liability and the Company’s business, results of operations and financial condition may be adversely affected.
The Company’s customers, partners and members of its ecosystem may also have differing expectations or impose particular requirements for the collection, storage, processing and transmittal of user data or personal information in connection with BlackBerry products and services. Such expectations or requirements could subject the Company to additional costs, liabilities or negative publicity, and limit its future growth. In addition, governmental authorities may require access to limited data stored by the Company through lawful access demands and capabilities, which could subject the Company to legal liability, unforeseen compliance cost and negative publicity. Even a perception that the Company’s products or practices do not adequately protect users’ privacy or data collected by the Company, made available to the Company or stored in or through the Company’s products, or that they are being used by third parties to access personal or consumer data, could impair the Company’s sales or its reputation and brand value.
The Company may not be able to obtain rights to use third-party software.
Many of the Company’s products include intellectual property which must be licensed from third parties. The termination of any of these licenses, or the failure of such third parties to adequately maintain, protect or update their software or intellectual property rights, could delay the Company’s ability to offer its products while the Company seeks to implement alternative technology offered by other sources (which may not be available on commercially reasonable terms) or develop such technology internally (which would require significant unplanned investment on the Company’s part).
In addition, certain software that the Company uses may be subject to open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses contain requirements that the Company make available source code for modifications or derivative works created by the Company based upon the type of open source software used. If the Company combines its proprietary solutions with open source software in a certain manner, the Company could, under certain of the open source licenses, face claims from third parties claiming ownership of or demanding the public release of the source code of the Company’s proprietary solutions, or demanding that the Company offer its solutions to users at no cost. This could allow the Company’s competitors to create similar solutions with lower development effort and time and ultimately could result in a loss of revenue to the Company. The Company could also be subject to litigation by parties claiming that what the Company believes to be licensed open source software infringes their intellectual property rights.
The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on the Company’s ability to commercialize its products and services. In such an event, the Company could be exposed to litigation or reputational damage, and could be required to obtain licenses from third parties in order to continue offering its products and services or to re-engineer its products or services, or discontinue their sale in the event re-engineering cannot be accomplished on a timely basis, any of which could materially and adversely affect the Company’s business and operating results.
Network disruptions or other business interruptions could have a material adverse effect on the Company’s business and harm its reputation.
The Company’s operations rely to a significant degree on the efficient and uninterrupted operation of complex technology systems and networks, which are in some cases integrated with those of carrier partners, cloud service providers, and third-party data centre operators. The Company’s network operations and technology systems are potentially vulnerable to damage or interruption from a variety of sources, including by fire, earthquake, power loss, telecommunications or computer systems failure, cyber attack, human error, terrorist acts, war, and the threatened or actual suspension of BlackBerry services at the request of a government for alleged noncompliance with local laws or other events. The increased number of third party applications on the Company’s network may also enhance the risk of network disruption or cyber attack for the Company. There may also be system or network interruptions if new or upgraded systems are defective or not installed properly, or if data centre operators fail to meet agreed service levels.
The Company has experienced network events in the past, and any future outage in a network or system or other unanticipated problem that leads to an interruption or disruption of BlackBerry services could have a material adverse effect on the Company’s business, results of operations and financial condition, and could adversely affect the Company’s longstanding reputation for reliability. As the Company moves to handle increased data traffic and support more applications or services, the risk of disruption and the expense of maintaining a resilient and secure network services capability may significantly increase.
The Company may not be able to generate revenue and profitability through the licensing of security software and services or the BlackBerry brand to device manufacturers.
Although the Company is focused on enterprise software and services, the BlackBerry brand has historically been strongly associated with devices and the Company has partnered with handset manufacturers for the development, distribution and marketing of BlackBerry-branded smartphones. The future success of the Company’s handheld devices business is primarily dependent on the successful commercialization of devices featuring licensed BlackBerry mobile security software and services. The Company’s results of operations could be adversely affected if such devices, including BlackBerry-branded devices, do not achieve broad market acceptance. In addition, any failure by a licensee to act consistently with the Company’s compliance, security or quality standards, including by introducing security vulnerabilities into BlackBerry-branded devices, may erode the value of the BlackBerry brand, impair the Company’s relationship with current and potential customers, and adversely affect the Company’s ability to sell software products and services that are commercially viable.
The Company faces substantial asset risk, including the potential for charges related to its long-lived assets and goodwill.
The Company’s long-lived assets include items such as the Company’s network infrastructure and certain intellectual property. As at February 28, 2019, the Company’s long-lived assets had a carrying value of approximately $1.15 billion. Under U.S. GAAP, the Company reviews its long-lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The Company’s ability to generate sufficient cash flows to fully recover the current carrying value of these assets depends on the successful execution of its strategies. If it is determined that sufficient future cash flows do not exist to support the current carrying value, the Company will be required to record an impairment charge for long-lived assets in order to adjust the value of these assets to the newly established estimated value.
Goodwill represents the excess of the acquisition price over the fair value of identifiable net assets acquired. As at February 28, 2019, the Company’s goodwill had a carrying value of approximately $1.46 billion. Under U.S. GAAP, the Company tests goodwill for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset may be impaired. These events and circumstances may include a significant change in legal factors or in the business climate, a significant decline in the Company’s share price, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant disposal activity and the testing of recoverability for a significant asset group. If any such events or circumstances arise, the Company may be required to record an impairment charge in the value of its goodwill.
The Company has incurred indebtedness, which could adversely affect its operating flexibility and financial condition.
The Company has, and may from time to time in the future have, third-party debt service obligations pursuant to its outstanding indebtedness, which currently includes $605 million aggregate principal amount of 3.75% Debentures. The degree to which the Company is leveraged could have important consequences, including that:

•	the Company’s ability to obtain additional debt financing may be limited;

•
a portion of the Company’s cash flow from operations or other capital resources will be dedicated to the payment of the principal of, and/or interest on, indebtedness, thereby reducing funds available for working capital, capital expenditures, strategic initiatives or other business purposes; and

•
the Company’s earnings under U.S. GAAP may be negatively affected to the extent that any indebtedness, such as the 3.75% Debentures, are accounted for by the Company at fair value and include embedded derivatives which fluctuate in value from period to period.

If the Company does not have sufficient cash flow from operations, it could result in its inability to pay amounts due under its outstanding indebtedness or to fund other liquidity needs and it may be required to refinance all or part of its then existing indebtedness (including the 3.75% Debentures), sell assets, reduce or delay capital expenditures or seek to raise additional capital, any of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

The 3.75% Debentures are subject to restrictive and other covenants that may limit the discretion of the Company and its subsidiaries with respect to certain business matters. These covenants place restrictions upon, among other things, the Company’s ability to incur additional indebtedness or provide guarantees in respect of obligations, create liens or other encumbrances, pay dividends, merge or consolidate with another entity and enter into any speculative hedging transaction. A breach of any of these covenants could result in a default under the Company’s outstanding indebtedness, which would have a material adverse effect on the Company’s business, results of operations and financial condition. In addition, certain of the Company’s competitors may operate on a less leveraged basis, or without such restrictive covenants, and therefore could have greater generating and financing flexibility than the Company.
There can be no assurance that the Company will be able to repay, restructure or refinance its indebtedness, including the 3.75% Debentures, as principal amounts become due, or that it will be able to do so on terms as favourable as those currently in place. If the Company is unable to refinance its indebtedness, or is only able to refinance indebtedness on less favourable terms, this may have a material adverse effect on the Company’s business, results of operations and financial condition.
Government regulations applicable to the Company’s products and services, including products containing encryption capabilities, could negatively impact the Company’s business.
Certain government regulations applicable to the Company’s products and services may provide opportunities for competitors or limit growth. The impact of potential incremental obligations may vary based on the jurisdiction, but regulatory changes could impact whether the Company enters, maintains or expands its presence in a particular market, and whether the Company must dedicate additional resources to comply with these obligations.
Various countries have enacted laws and regulations, adopted controls, license or permit requirements, and restrictions on the export, import, and use of products or services that contain encryption technology. In addition, from time to time, governmental agencies have proposed additional regulations relating to encryption technology, such as requiring certification, notifications, review of source code, or the escrow and governmental recovery of private encryption keys. Governmental regulation of encryption technology, including the regulation of imports or exports, could harm the Company’s sales in one or more jurisdictions and adversely affect the Company’s revenues. Complying with such regulations could also require the Company to devote additional research and development resources to change the Company’s software or services or alter the methods by which the Company makes them available, which could be costly. In addition, failure to comply with such regulations could result in penalties, costs and restrictions on import or export privileges or adversely affect sales to government agencies or government funded projects.
Some of the Company’s competitors do not have the same level of encryption in their technology and some competitors may be subject to less stringent controls on the export, import, and use of encryption technologies in certain markets. Also, several countries have adopted legislation authorizing the circumvention of encryption measures in limited circumstances. These legislative provisions could potentially be used by competitors to attempt to reverse engineer or find vulnerabilities in the Company’s products and services. As a result, these competitors may be able to compete more effectively than the Company can in those markets.
The Company’s business is subject to risks inherent in foreign operations, including fluctuations in foreign currencies.
Sales outside of North America account for a significant portion of the Company’s revenue. The Company maintains offices in a number of foreign jurisdictions and intends to continue to pursue growth in select international markets. The Company is subject to a number of risks associated with its foreign operations that may increase liability and costs, lengthen sales cycles and require significant management attention. These risks include:

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compliance with the laws of the United States, Canada and other countries that apply to the Company’s international operations, including import and export legislation, lawful access, and privacy, anti-corruption and consumer protection laws;

•	unexpected changes in foreign regulatory requirements;

•	reliance on third parties to establish and maintain foreign operations;

•	instability in economic or political conditions;

•	foreign exchange controls and cash repatriation restrictions;

•	tariffs and other trade barriers;

•	increased credit risk and difficulties in collecting accounts receivable;

•	potential adverse tax consequences;

•	uncertainties of laws and enforcement relating to the protection of intellectual property or secured technology;

•	litigation in foreign court systems;

•	cultural and language differences; and

•	difficulty in managing a geographically dispersed workforce.

In addition, the Company is exposed to foreign exchange risk as a result of transactions in currencies other than its U.S. dollar functional currency. The majority of the Company’s revenue is denominated in U.S. dollars; however, some revenue, and a substantial portion of operating costs and capital expenditures are incurred in other currencies, primarily Canadian dollars, Euros and British Pounds. For more details, please refer to the discussion of foreign exchange and income taxes in the Company’s MD&A for the fiscal year ended February 28, 2019.
All of the above factors may have a material adverse effect on the Company’s business, results of operations and financial condition and there can be no assurance that the policies and procedures implemented by the Company to address or mitigate these risks will be successful, that Company personnel will comply with them, or that the Company will not experience these factors in the future.
Errors in the Company’s products and services can be difficult to detect and remedy and could have a material adverse effect on the Company’s business.
The Company’s products and services are highly complex and sophisticated and may contain design defects, bugs or security vulnerabilities that are difficult to detect and correct. Errors may be found in new products or services or improvements to existing products or services after delivery to the Company’s customers. If these errors are discovered, the Company may not be able to successfully correct them in a timely manner or at all. The occurrence of defects, bugs or vulnerabilities in the Company’s products or services could result in the delay or the denial of their market acceptance and may harm the Company’s reputation, and correcting them could require significant expenditures by the Company. In addition, the failure of the Company’s products or services to perform to end user expectations could give rise to product liability and warranty claims, including class action litigations, or to the withdrawal of certifications. The consequences of any such defects, bugs, vulnerabilities and claims could have a material adverse effect on the Company’s business, results of operations and financial condition.
Failure of the Company’s suppliers, subcontractors, channel partners and representatives to use acceptable ethical business practices or to comply with applicable laws could negatively impact the Company’s business.
The Company expects its suppliers, subcontractors, licensees and other partners to operate in compliance with applicable laws, rules and regulations regarding working conditions, labour and employment practices, environmental compliance, anti-corruption, and patent and trademark licensing, as detailed in the Company’s Supplier Code of Conduct. However, the Company does not directly control their labour and other business practices. If one of the Company’s suppliers or subcontractors violates applicable labour, anti-corruption or other laws, or implements labour or other business practices that are regarded as unethical, or if a supplier or subcontractor fails to comply with procedures designed by the Company to adhere to existing or proposed regulations, the delivery of BlackBerry products could be interrupted, orders could be canceled, relationships could be terminated, the Company’s reputation could be damaged, and the Company may be subject to liability. Any of these events could have a negative impact on the Company’s business, results of operations and financial condition.
The Company relies on third parties to manufacture and repair its hardware products.
Although the Company has focused its growth strategy on software and services, it continues to outsource the manufacturing and repair of hardware products to third parties. The resources devoted by these third parties to meet the Company’s manufacturing and repair requirements are not within the Company’s control and there can be no assurance that manufacturing or repair problems will not occur in the future.
The Company’s reliance on outsourcing its manufacturing and repair requirements, directly and indirectly, to third parties may also involve the following risks:

•	failure to satisfy the Company’s requirements on a timely basis;

•	reduced ability to ensure product quality and reliability, and to monitor and manage quality controls;

•	reduced control over costs as third parties procure inventory to build or repair the Company’s products;

•	reduced control over the Company’s intellectual property; and

•	risk of bankruptcy or business interruption on the part of the manufacturer or repair partner.
If the Company’s partners fail to meet the Company’s manufacturing and repair requirements on a timely basis, it could have an adverse effect on the Company’s cost or quality of finished goods and its results of operations.
The Company may not be successful in fostering an ecosystem of third-party application developers.
The Company believes decisions by customers to purchase its products depend in part on the availability and compatibility of software applications and services that are developed and maintained by third-party developers. The Company may not be able to convince third parties to develop and maintain applications for its cybersecurity software and embedded solutions platforms. The loss of, or inability to maintain these developer relationships may materially and adversely affect the desirability of the Company’s products and, hence, the Company’s revenue from the sale of its products.

The Company is subject to risks related to regulations regarding health and safety, hazardous materials usage and conflict minerals, and to product certification risks.
The Company must comply with a variety of laws, standards and other requirements governing, among other things, health and safety, hazardous materials usage, packaging and environmental matters, and its products must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions in which they are sold. The Company is also subject to Securities and Exchange Commission (“SEC”) disclosure requirements applicable to issuers that have contracted to manufacture products containing certain minerals that are mined from the Democratic Republic of Congo and adjoining countries. There can be no assurance that the direct or indirect costs of complying with such laws, standards and requirements will not adversely affect the Company’s business, results of operations or financial condition. Any failure to comply with such laws, standards and requirements may subject the Company to regulatory or civil liability, fines or other additional costs, and reputational harm.
Tax provision changes, the adoption of new tax legislation or exposure to additional tax liabilities could materially impact the Company’s financial condition.
The Company is subject to income, indirect (such as sales tax, sales and use tax and value-added tax) and other taxes in Canada and numerous foreign jurisdictions. Significant judgment is required in determining its worldwide liability for income, indirect and other taxes, as well as potential penalties and interest. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although the Company believes that its tax estimates are reasonable, there can be no assurance that the final determination of any tax audits will not be materially different from that which is reflected in historical income, indirect and other tax provisions and accruals. Should additional taxes or penalties and interest be assessed as a result of an audit, litigation or changes in tax laws, there could be a material adverse effect on the Company’s current and future results and financial condition. In addition, there is a risk of recoverability of future deferred tax assets.
The Company’s future effective tax rate will depend on the relative profitability of the Company’s domestic and foreign operations, the statutory tax rates and taxation laws of the related tax jurisdictions, the tax treaties between the countries in which the Company operates, the timing of the release, if any, of the valuation allowance, and the relative proportion of research and development incentives to the Company’s profitability.
Under U.S. federal income tax laws, if a company is, or for any past period was, a passive foreign investment company (“PFIC”), there could be adverse U.S. federal income tax consequences to U.S. shareholders even if the Company is no longer a PFIC. While the Company does not believe that it is currently or has been a PFIC, there can be no assurance that the Company was not a PFIC in the past and will not be a PFIC in the future.
The Company expects its quarterly revenue and operating results to fluctuate.
The Company’s revenues can change from one quarter to the next, including due to unexpected developments late in a quarter, such as lower-than-anticipated demand for the Company’s products and services, issues with new product or service introductions, an internal systems failure, or challenges with one of the Company’s distribution channels or other partners (including licensees and manufacturers).
Gross margins on the Company’s products and services vary across product lines and can change over time as a result of product transitions, pricing and configuration changes, and cost fluctuations. In addition, the Company’s gross margin and operating margin percentages, as well as overall profitability, may be materially adversely impacted as a result of a shift in product/service, geographic or channel mix, component cost increases, price competition, or the introduction of new products and services, including those that have higher cost structures or reduced pricing.
The market price of the Company’s common shares is volatile.
The market price of the Company’s outstanding common shares has been and continues to be volatile, due in part to uncertainty relating to the Company’s ability to realize the benefits of its ongoing strategic initiatives. The market price of the Company’s shares may fluctuate significantly in response to the risks described elsewhere in these Risk Factors, as well as numerous other factors, many of which are beyond the Company’s control, including: (i) announcements by the Company or its competitors of new products and services, acquisitions, customer wins or strategic partnerships; (ii) forward-looking financial guidance provided by the Company, any updates to this guidance, or the Company’s failure to meet this guidance; (iii) quarterly and annual variations in operating results, which are difficult to forecast, and the Company’s financial results not meeting the expectations of analysts or investors; (iv) recommendations by securities analysts or changes in earnings estimates; (v) the performance of other technology companies or the increasing market share of such companies; (vi) results of existing or potential litigation; (vii) trading volume; or (viii) market rumours. In addition, dilutive share issuances (including in connection with the potential conversion of the 3.75% Debentures) could adversely affect the market price of the Company’s outstanding common shares.

In addition, broad market and industry factors may decrease the market price of the Company’s common shares, regardless of the Company’s operating performance. The stock market in general, and the securities of technology companies in particular, have often experienced extreme price and volume fluctuations. Periods of volatility in the overall market and in the market price of the Company’s securities may prompt securities class action litigation against the Company which, if not resolved swiftly, can result in substantial costs and a diversion of management’s attention and resources. See also the Risk Factor entitled “Litigation against the Company may result in adverse outcomes” and the “Legal Proceedings” section in this AIF.
Adverse economic and geopolitical conditions may negatively affect the Company.
A slowdown in capital spending by end users of the Company’s products and services, coupled with existing economic and geopolitical uncertainties globally and in the Company’s target vertical markets, could substantially reduce the demand for the Company’s products and services and adversely affect the Company’s business, results of operations and financial condition.
Current and future conditions in the domestic and global economies remain uncertain, and it is difficult to estimate the level of economic activity for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including the markets in which the Company participates. Because all components of the Company’s budgeting and forecasting are dependent upon estimates of economic activity in the markets that the Company serves and demand for its products and services, economic uncertainties make it difficult to estimate future income and expenditures.
If economic or geopolitical uncertainties cause customers to reduce their IT budgets or to reduce or cancel orders for the Company’s products and services, the Company’s business, results of operations and financial condition may be adversely affected.
In addition, acts of terrorism and the outbreak of hostilities and armed conflicts within or between countries have created and may continue to create uncertainties that may affect the global economy and could have a material adverse effect on the Company’s business, results of operations and financial condition.
DIVIDEND POLICY AND RECORD
The Company has not paid any cash dividends on its common shares during the last three fiscal years. The Company will consider paying dividends on its common shares in the future when circumstances permit, having regard to, among other things, the Company’s earnings, cash flows and financial requirements, as well as relevant legal and business considerations.
DESCRIPTION OF CAPITAL STRUCTURE
The Company’s authorized share capital consists of an unlimited number of voting common shares without par value, an unlimited number of non-voting, redeemable, retractable class A common shares without par value, and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares without par value, issuable in series. Only common shares are issued and outstanding.
Common Shares
Each common share is entitled to one vote at meetings of the shareholders and to receive dividends if, as and when declared by the Board. Dividends which the Board determines to declare and pay shall be declared and paid in equal amounts per share on the common shares and class A common shares at the time outstanding without preference or distinction. Subject to the rights of holders of shares of any class of share ranking prior to the common shares and class A common shares, holders of common shares and class A common shares are entitled to receive the Company’s remaining assets ratably on a per share basis without preference or distinction in the event that it is liquidated, dissolved or wound-up.
Class A Common Shares
The holders of class A common shares are not entitled to receive notice of, or attend or vote at, any meeting of the Company’s shareholders, except as provided by applicable law. Each such holder is entitled to receive notice of, and to attend, any meetings of shareholders called for the purpose of authorizing the dissolution or the sale, lease or exchange of all or substantially all of the Company’s property other than in the ordinary course of business and, at any such meeting, shall be entitled to one vote in respect of each class A common share on any resolution to approve such dissolution, sale, lease or exchange. Dividends are to be declared and paid in equal amounts per share on all the common shares and the class A common shares without preference or distinction. Subject to the rights of holders of any class of share ranking prior to the common shares and class A common shares, in the event that the Company is liquidated, dissolved or wound-up, holders of common shares and class A common shares are entitled to receive the remaining assets ratably on a per share basis without preference or distinction.
The Company authorized for issuance the class A common shares when the Company was a private company to permit employees to participate in equity ownership. Class A common shares previously issued by the Company to such employees were converted on a one-for-one basis into common shares in December 1996. At this time, the Company has no plans to issue further class A common shares.
Preferred Shares
The holders of preferred shares are not entitled to receive notice of, or to attend or vote at, any meeting of the Company’s shareholders, except as provided by applicable law. Preferred shares may be issued in one or more series and, with respect to the payment of dividends and the distribution of assets in the event that the Company is liquidated, dissolved or wound-up, rank prior to the common shares and the class A common shares. The Board has the authority to issue series of preferred shares and determine the price, number, designation, rights, privileges, restrictions and conditions, including dividend rights, of each series without any further vote or action by shareholders. The holders of preferred shares do not have pre-emptive rights to subscribe to any issue of the Company’s securities. At this time there are no preferred shares outstanding and the Company has no plans to issue any preferred shares.
Convertible Debentures
Debentures
On September 7, 2016, the Company issued the 3.75% Debentures in an aggregate principal amount of $605 million, following the redemption of a prior series of debentures issued in 2013. The following is a summary of the material attributes and characteristics of the 3.75% Debentures. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Indenture (as defined below). Reference is made to the Indenture, which contains the complete description of the 3.75% Debentures, and which has been filed on SEDAR at www.sedar.com and with the SEC at www.sec.gov.
General
The 3.75% Debentures are direct, unsecured debt obligations of the Company and are issued under an indenture (the “Indenture”) dated as of September 7, 2016 between the Company, as issuer, BlackBerry Corporation, BlackBerry UK Limited, BlackBerry Singapore Pte. Limited, Good Technology Corporation and QNX Software Systems Limited as guarantors (collectively, the “Guarantors”) and BNY Trust Company of Canada, as trustee (the “Trustee”). The 3.75% Debentures are limited in the aggregate principal amount of $605,000,000.
The 3.75% Debentures have a maturity date of November 13, 2020 (the “Maturity Date”), subject to the prior conversion or payment thereof as provided by the Indenture.
Each of the Guarantors has separately guaranteed the payment of principal, premium (if any) and interest and other amounts due under the 3.75% Debentures, and the performance of all other obligations of the Company under the Indenture (the “Guarantees”). Other significant subsidiaries of the Company may be required to provide such Guarantees where they satisfy certain financial tests.
Interest
The 3.75% Debentures bear interest at a rate of 3.75% per annum, payable in equal quarterly instalments in arrears on the first day of March, June, September and December of each year. If an Event of Default (as defined below) has occurred and is continuing, the 3.75% Debentures will bear interest at a rate of 7.75% per annum during the period of the default.
Subordination
The 3.75% Debentures rank pari passu with one another, in accordance with their tenor without discrimination, preference or priority and, subject to statutory preferred exceptions, shall rank equally with all other present and future unsubordinated unsecured Indebtedness (as defined below) of the Company, other than the Specified Senior Indebtedness (as defined below) of the Company and the Guarantors. No payments shall be made on account of the 3.75% Debentures during any default of payment when due of any principal, interest or other amount owing with respect to Specified Senior Indebtedness, unless such Specified Senior Indebtedness shall first have been paid in full or provided for. The Trustee, on behalf of the holders of 3.75% Debentures (the “Holders”), may from time to time enter into subordination agreements with Senior Creditors (as defined below) to reflect the relative priorities of the Holders and such Senior Creditors.
Conversion Privilege
Each Holder shall have the right at its option to convert each $1,000 principal amount of its 3.75% Debentures into common shares at any time prior to the third business day prior to the Maturity Date. Common shares will be issued based on an initial conversion price of $10.00 principal amount of 3.75% Debentures per share (the “Conversion Price”), subject to adjustment in certain circumstances.
No Redemption

The 3.75% Debentures are not redeemable at the option of the Company prior to the Maturity Date.
Change of Control
If a change of control of the Company occurs involving: (i) the acquisition by any person or groups of persons acting jointly or in concert, directly or indirectly, in a single transaction or a series of related transactions, of voting control or direction over more than 35% of the then-outstanding common shares; (ii) the acquisition by any person (other than the Company or any of the Guarantors) or one or more members of a group of persons acting jointly or in concert (other than a group consisting solely of two or more of the Company and any of the Guarantors), directly or indirectly, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; or (iii) the completion of a merger, amalgamation, arrangement or similar transaction which results in holders of the Company’s common shares immediately prior to the completion of the transaction holding less than 50% of the then outstanding common shares of the resulting entity after the completion of the transaction (a “Change of Control”), the Company is required to make an offer (a “Repayment Offer”) to purchase all or, at the option of the Holders, a portion (in integral multiples of $1,000) of the principal amount of the 3.75% Debentures held by such Holders, at a price equal to 115% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the Change of Control Repurchase Date (as defined in the Indenture) (the “Change of Control Repurchase Price”). The Company is not required to make that Repayment Offer to Fairfax Financial Holdings Limited (“Fairfax”) or its affiliates, or any of their joint actors, if they caused such a Change of Control. Any 3.75% Debentures so repurchased will be cancelled and may not be reissued or resold.
Certain Covenants
The Company is bound by certain covenants under the Indenture. Positive covenants include: (i) payment of the Trustee’s remuneration; (ii) maintenance of corporate existence and books of account; and (iii) payment of principal, premium (if any) and interest on the 3.75% Debentures when due and payable. Reporting covenants include: (i) provision of an annual compliance certificate regarding compliance with the terms of the Indenture and confirming that no Events of Default have occurred under the Indenture; (ii) provision of notice of an Event of Default or any event which, with the passing of time or giving of notice, would constitute an Event of Default; and (iii) provision of public disclosure documents to the Trustee or Holders in certain circumstances. Subject to customary exceptions, negative covenants include: (i) no liens on assets of the Company or its subsidiaries, except Permitted Liens (as defined in the Indenture, which include customary liens arising by operation of law, liens securing Specified Senior Indebtedness, Purchase Money Security Interests (as defined below) securing permitted Indebtedness, liens on real property incurred in connection with a sale and leaseback of permitted Indebtedness, and any other lien not prohibited by the Company’s asset-backed lending facility (now terminated), subject to compliance with restrictions on incurring Indebtedness); (ii) a limitation on amalgamations and mergers except in compliance with customary successor entity provisions; and (iii) a limitation on dividends, dividend increases and speculative hedging transactions.
The Company and its subsidiaries are restricted, without consent of Holders of 66-2/3% of the outstanding 3.75% Debentures, from incurring any indebtedness or permitting any indebtedness to be outstanding, other than:

(a)	the 3.75% Debentures and the Guarantees;

(b)	Specified Senior Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $550,000,000;

(c)	Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $450,000,000, comprising:

(i)	Indebtedness secured by a Purchase Money Security Interest including Capital Leases (as defined below);

(ii)	Indebtedness incurred in connection with a sale and leaseback of real property;

(iii)	Indebtedness incurred under a securitization or factoring of receivables;

(iv)	Indebtedness of any subsidiary acquired by the Company or its subsidiaries that existed prior to such acquisition and not incurred in contemplation of such acquisition;

(v)	Indebtedness incurred to finance insurance premiums;

(vi)	other Indebtedness (other than Specified Senior Indebtedness) provided that such Indebtedness shall be unsecured; or

(vii)	Indebtedness incurred to refinance any Indebtedness referred to in clauses (i) through (iv) above.
Events of Default
The Indenture provides for such events of default as are customary for indebtedness of this type (each, an “Event of Default”) including: (i) a default in payment of any principal amount, purchase price or any Change of Control Repurchase Price when due; (ii) a default in payment of interest on any 3.75% Debentures when due and the continuance of such default for 10 days; (iii) a default in maintaining the Company’s reporting issuer status or the listing of the common shares, or in providing an opinion in respect of new Guarantors, and the continuance of such default for five business days; (iv) a default in the delivery of common shares or cash due upon conversion of 3.75% Debentures, and the continuance of such default for three business days; (v) a default by the Company or any Guarantor in performing or observing any of the other covenants, agreements or material obligations of the Company or the Guarantor under the Indenture, and the continuance of such default for 30 days after written notice to the Company by the Trustee or by the Holders of not less than 25% in principal amount of outstanding 3.75% Debentures requiring the same to be remedied; (vi) the failure to make a Repayment Offer following the occurrence of a Change of Control; (vii) certain events of bankruptcy or insolvency with respect to the Company or any Guarantor; (viii) any of the Guarantees being held in any judicial proceeding to be unenforceable or invalid or ceasing for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of a Guarantor, denying or disaffirming its obligations under its Guarantee; (ix) (A) if the Company or any Guarantor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount on any Indebtedness that is outstanding in an aggregate principal amount of more than $50,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (B) if the Company or any Guarantor is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of more than $50,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and in each case as a consequence of such default or condition such Indebtedness has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (C) as a consequence of the occurrence or continuation of any event or condition (other than (a) the passage of time or (b) the right of the holder of Indebtedness to convert such Indebtedness into equity interests or (c) any mandatory prepayment provisions in an agreement governing Indebtedness unless such provisions also require the permanent prepayment of all Indebtedness then outstanding and, if applicable, the permanent cancellation of all other amounts available to be borrowed under such agreement), the Company or any Guarantor has become obligated to purchase or repay Indebtedness (including any Specified Senior Indebtedness but excluding the 3.75% Debentures) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of more than $50,000,000 (or its equivalent in the relevant currency of payment); and (x) if the Company or any of its subsidiaries fails to pay final judgments aggregating in excess of an amount greater than $50,000,000 in cash (net of any amounts for which an insurance company is liable) rendered against the Company or any of its subsidiaries by a court of competent jurisdiction, which judgments are not paid, discharged or stayed for a period of 30 days after such judgments become final and non-appealable.
If an Event of Default has occurred and is continuing (other than an Event of Default due to an event of bankruptcy or insolvency), the Trustee may, in its discretion, and shall, at the written request of Holders of not less than 25% of the aggregate principal amount of the 3.75% Debentures then outstanding, declare the principal of (and premium, if any), together with accrued interest on all outstanding 3.75% Debentures to be immediately due and payable. If an Event of Default due to an event of bankruptcy or insolvency occurs, the principal of (and premium, if any), together with accrued interest on all outstanding 3.75% Debentures will immediately become due and payable without any action on the part of the Trustee or any Holders of 3.75% Debentures. The Holders of more than 66-2/3% of the principal amount of outstanding 3.75% Debentures may, on behalf of the Holders of all outstanding 3.75% Debentures, waive an Event of Default in the manner set forth below under “Modification or Waiver”.
Modification or Waiver
The rights of the Holders may be modified or waived in accordance with the terms of the Indenture. For that purpose, among others, the Indenture contains certain provisions which will make binding on all Holders resolutions passed at meetings of the Holders (which may be called by the Company or the Trustee upon not less than 21 days’ notice) by votes cast thereat by Holders of not less than 66-2/3% including waivers for certain events of default, or in the case of Extraordinary Resolutions (as defined in the Indenture) and waivers of certain defaults in payment or delivery of shares not less than 85%, of the aggregate principal amount of the 3.75% Debentures present at the meeting or represented by proxy, provided that a quorum for all meetings of Holders of 3.75% Debentures will be at least 25% of the aggregate principal amount of outstanding 3.75% Debentures represented in person or by proxy, or rendered by instruments in writing signed by the Holders of not less than 66-2/3%, or in the case of Extraordinary Resolutions not less than 85%, of the aggregate principal amount of the 3.75% Debentures then outstanding. In addition, without the approval of Holders by Extraordinary Resolution, the Indenture may not be amended to: (i) alter the manner of calculation of or rate of accrual of interest on the 3.75% Debentures or change the time of payment; (ii) make the 3.75% Debentures convertible into securities other than common shares; (iii) change the Maturity Date or any instalment of interest on the 3.75% Debentures; (iv) reduce the principal amount or Change of Control Repurchase Price with respect to the 3.75% Debentures; (v) make any change that adversely affects the rights of Holders to require the Company to purchase the 3.75% Debentures at the option of Holders; (vi) impair the right to institute suit for the enforcement of payments or the conversion of the 3.75% Debentures; (vii) change the currency of payment of principal of, or interest on, the 3.75% Debentures; (viii) except as contemplated by the Indenture, change the Conversion Price or otherwise adversely affect the Holders’ conversion rights; (ix) release any of the Guarantors from any of their obligations under a Guarantee provided for in the Indenture, except in accordance with the Indenture; or (x) change the provisions in the Indenture that relate to modifying or amending the Indenture.

Defined Terms
In the foregoing summary, the following terms have the meanings set forth below:
“Capital Lease” means, with respect to any Person (as defined in the Indenture), any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with U.S. GAAP (as in effect on the date of the Indenture), is required to be classified and accounted for as a capital lease on a balance sheet of such Person;
“Indebtedness” means, with respect to a person, and without duplication:

(a)	indebtedness of such person for monies borrowed or raised, including any indebtedness represented by a note, bond, debenture or other similar instrument of such person;

(b)	reimbursement obligations of such person arising from bankers’ acceptance, letters of credit or letters of guarantee or similar instruments;

(c)
indebtedness of such person for the deferred purchase price of property or services, other than for consumable non-capital goods and services purchased in the ordinary course of business, including arising under any conditional sale or title retention agreement, but excluding for greater certainty ordinary course accounts payable;

(d)	obligations of such person under or in respect of Capital Leases, synthetic leases, Purchase Money Security Interests or sale and leaseback transactions;

(e)	the aggregate amount at which shares in the capital of such person that are redeemable at fixed dates or intervals or at the option of the holder thereof may be redeemed; and

(f)	guarantees or liens granted by such person in respect of Indebtedness of another person;
“Purchase Money Security Interest” means a lien created or incurred by the Company or one of its subsidiaries securing Indebtedness incurred to finance the acquisition of property (including the cost of installation thereof), provided that (i) such lien is created substantially simultaneously with the acquisition of such property, (ii) such lien does not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased subsequent to such acquisition, and (iv) the principal amount of Indebtedness secured by any such lien at no time exceeds 100% of the original purchase price of such property and the cost of installation thereof, and for the purposes of this definition the term “acquisition” includes a Capital Lease;
“Senior Creditor” means a holder or holders of Specified Senior Indebtedness and includes any representative or representatives or trustee or trustees of any such holder or holders; and
“Specified Senior Indebtedness” means, without duplication, such Indebtedness as the Company shall designate as “Specified Senior Indebtedness” by notice to the Trustee in writing; provided that the aggregate principal amount of Specified Senior Indebtedness shall not exceed $550,000,000 at any one time outstanding; provided, further, that all Specified Senior Indebtedness must constitute:

(a)	Indebtedness referred to in paragraphs (a) and (b) of the definition of Indebtedness above;

(b)	renewals, extensions, restructurings, refinancings and refundings of any such Indebtedness; and

(c)	guarantees of any of the foregoing.

MARKET FOR SECURITIES OF THE COMPANY
The Company’s common shares are listed and posted for trading on the NYSE and the TSX under the symbol “BB”. The volume of trading and price ranges of the Company’s common shares on the NYSE and on the TSX during the previous fiscal year are set out in the following table:

	Common Shares – NYSE		Common Shares – TSX
Month	Price Range (USD $)	Average Daily Volume	Price Range (CAD $)	Average Daily Volume
March 2018	$11.48-$13.38	5,894,076	$14.79-$17.48	2,545,717
April 2018	$10.05-$11.42	4,445,478	$12.85-$14.70	1,794,662
May 2018	$10.32-$12.03	2,904,298	$13.32-$15.58	1,301,511
June 2018	$9.52-$12.55	5,244,615	$12.63-$16.27	2,115,305
July 2018	$9.46-$10.63	4,266,586	$12.34-$13.95	1,464,554
August 2018	$9.64-$11.04	3,615,299	$12.55-$14.30	1,480,374
September 2018	$9.67-$12.00	4,605,973	$12.73-$15.50	1,802,652
October 2018	$8.63-$11.75	4,939,302	$11.35-$15.04	2,054,440
November 2018	$8.23-$9.75	3,869,238	$10.88-$12.76	1,327,308
December 2018	$6.57-$9.00	5,711,596	$8.94-$11.85	2,237,269
January 2019	$6.87-$8.18	2,852,718	$9.28-$10.75	1,199,834
February 2019	$8.02-$8.81	2,513,881	$10.49-$11.65	1,169,003
In addition, the 3.75% Debentures have been listed on the TSX since January 2017, under the symbol “BB.DB.V”. There is limited trading in the 3.75% Debentures. During fiscal 2019, an aggregate of $8,485,392 principal amount of 3.75% Debentures was traded on only 22 days on the TSX, at prices ranging from $104.27 to $138.00 per $100 principal amount.
NORMAL COURSE ISSUER BID
On June 23, 2017, the Company announced that it had received acceptance from the TSX with respect to a normal course issuer bid (“NCIB”) to repurchase up to 31 million common shares of the Company, representing approximately 6.4% of the public float of common shares outstanding as of May 31, 2017. The purpose of the NCIB is to offset a portion of the expected dilution from the Company’s equity incentive plan and from the conversion of the Debentures. The Company also announced that it had entered into an automatic purchase plan with its designated broker.
The NCIB expired on June 26, 2018. During fiscal 2019, the Company did not repurchase any common shares. Over the course of the program, the Company repurchased approximately 2 million common shares for approximately $18 million. All common shares repurchased by the Company pursuant to the NCIB have been canceled.
DIRECTORS AND EXECUTIVE OFFICERS
As at the date hereof, the Company currently has a Board comprising eight persons. Pursuant to a special resolution of shareholders, the directors are authorized from time to time to increase the size of the Board and to fix the number of directors, up to the maximum of 15 persons, as currently provided under the articles of the Company, without the prior consent of the shareholders.
The Board has determined that each member of the Board except Mr. Chen is “independent” under the NYSE rules and applicable securities law requirements.
The Company made three executive officer appointments during fiscal 2019, naming Randall Cook as Chief Legal Officer and Corporate Secretary, Bryan Palma as President and Chief Operating Officer, and Stuart McClure as President of BlackBerry Cylance.
The following table sets forth the name, province or state, and country of residence of each director and executive officer of the Company and their respective positions and offices held with the Company and their principal occupations during the last five years. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed.

Name and Residence	Current Position with Company	Principal Occupation During the Last Five Years (other than Current Position with Company)
John S. Chen California, USA	Chief Executive Officer; Executive Chair/Director (since 2013)
Michael Daniels(1) Colorado, USA	Director (since 2014)	Chairman, TwoSix Labs, Inc. (2017 to present); Chairman, Logistics Management Institute (2011 to 2018); and Chairman, Invincea (2011 to 2017)
Timothy Dattels California, USA	Director (since 2012)	Senior Partner, TPG Capital (current)
Richard Lynch(1) Pennsylvania, USA	Director (since 2013)	President, FB Associates, LLC (current)
Laurie Smaldone Alsup(2) New Jersey, USA	Director (since 2015)	Chief Scientific Officer and Chief Medical Officer, NDA Group (2016 to present); President and Chief Scientific Officer, PharmApprove (2011 to 2016)
Barbara Stymiest, FCPA, FCA(1)(2) Ontario, Canada	Director (since 2007)	Corporate Director (current)
V. Prem Watsa(1) Ontario, Canada	Lead Director (since 2013)(3)	Chief Executive Officer, Fairfax (current)
Wayne Wouters(2) Ontario, Canada	Director (since 2015)	Strategic and Policy Advisor, McCarthy Tétrault LLP (2015 to present); Clerk of the Privy Council of Canada (2009 to 2014)
Steven Capelli California, USA	Chief Financial Officer	Chief Financial Officer and Chief Operating Officer, BlackBerry Limited (2017 to 2019); Corporate Director (2013 to 2016)
Randall Cook California, USA	Chief Legal Officer and Corporate Secretary	General Counsel, Calypso Technology (2017 to 2018); Senior Vice President, General Counsel & Corporate Secretary, Advent Software (2002 to 2015)
Sai Yuen (Billy) Ho California, USA	Executive Vice President, Enterprise Products and Value Added Solutions
Stuart McClure California, USA	President, BlackBerry Cylance	Co-founder, Chairman and Chief Executive Officer of Cylance Inc. (2012 to 2019)
Bryan Palma California, USA	President and Chief Operating Officer	Senior Vice President and General Manager, Cisco Systems (2013 to 2019)
Nita White-Ivy California, USA	Executive Vice President, Human Resources	Chief People Officer, SAP SuccessFactors (2012 to 2013)
Mark Wilson California, USA	Chief Marketing Officer	Senior Vice President, Marketing, BlackBerry Limited (2014 to 2017)
Notes:

1	Member of the Compensation, Nomination and Governance Committee (Chair - V. Prem Watsa).

2	Member of the Audit and Risk Management Committee (Chair - Barbara Stymiest).

3
Mr. Watsa first joined the Company as a director in January 2012, but then resigned on August 13, 2013 in connection with the formation of the Special Committee to explore strategic alternatives and rejoined the Company as a director in November 2013.

The Board has two active standing committees: an Audit and Risk Management Committee and a Compensation, Nomination and Governance Committee, the members of which are noted above.
As at February 28, 2019, the above directors and executive officers of the Company beneficially owned, or controlled or directed, directly or indirectly, 6,938,670 common shares of the Company representing approximately 1.27% of the issued and outstanding common shares of the Company. In addition, as of such date, Fairfax and certain of its wholly-owned or controlled subsidiaries beneficially owned approximately 46,724,700 common shares of the Company (the “Fairfax Shares”) representing approximately 8.54% of the issued and outstanding common shares of the Company, or 96,724,700 common shares of the Company representing approximately 15.91% of the issued and outstanding common shares of the Company assuming conversion of all of its 3.75% Debentures and after giving effect to the conversion. Mr. Watsa, a director of the Company, is the Chairman and Chief Executive Officer of Fairfax and may be deemed under applicable U.S. securities laws to beneficially own the Fairfax Shares by virtue of his position at Fairfax.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
None of the directors or executive officers is, as at the date of this AIF, or was within 10 years before the date of the AIF, a director or chief executive officer or chief financial officer of any company (including the Company) that:

a)
was subject to an order (as defined in National Instrument 51-102F2 of the Canadian Securities Administrators) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

b)
was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer.

Other than as set out below, none of the directors, executive officers or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company,

a)
is, at the date of this AIF, or has been within 10 years before the date of this AIF, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

b)
has, within the 10 years before this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

On July 17, 2009, Luna Innovations Inc. (“Luna”) filed a voluntary petition for relief to reorganize under Chapter 11 of the United States Bankruptcy Code, including a proposed plan of reorganization with the United States Bankruptcy Court for the Western District of Virginia (the “Bankruptcy Court”). On January 12, 2010, the Bankruptcy Court approved the plan and Luna emerged from bankruptcy on that date. Mr. Daniels was a member of the board of Luna from June 2007 until his resignation on July 16, 2009.
On May 27, 2011, Phytomedics, Inc. (“Phytomedics”) filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey.  Dr. Smaldone Alsup was Chief Executive Officer, President and a member of the board of directors of Phytomedics from April 2008 until the date of the bankruptcy filing when a trustee was appointed.
On November 21, 2013, TranSwitch Corporation (“TranSwitch”) filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Connecticut.  Mr. Lynch was a member of the board of directors of TranSwitch from November 2010 and the chairman of the board from July 2012, until termination of the board on the date of the bankruptcy filing when a trustee was appointed.
On December 28, 2015, Kalobios Pharmaceuticals, Inc. (“Kalobios”) filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Dr. Smaldone Alsup was a member of the board of directors of Kalobios from October 2013 until her resignation on November 19, 2015.
Conflicts of Interest
There is no existing or, to the Company’s knowledge, potential material conflict of interest between the Company or a subsidiary of the Company and any director or officer of the Company or a subsidiary of the Company. See also “Interest of Management and Others in Material Transactions” in this AIF.

AUDIT AND RISK MANAGEMENT COMMITTEE
The Audit and Risk Management Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control, and legal compliance and risk management functions of the Company and its subsidiaries. It is the objective of the Audit and Risk Management Committee to maintain free and open means of communications among the Board, the independent auditors and the financial and senior management of the Company. The full text of the Audit and Risk Management Committee’s Charter is included as Appendix A to this AIF.
Applicable securities laws require that, subject to certain exceptions, all members of the Audit and Risk Management Committee be “independent” under Sections 1.4 and 1.5 of National Instrument 52-110 of the Canadian Securities Administrators - Audit Committees and the rules and regulations of the NYSE, and “financially literate”, meaning that the committee member has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to those issues reasonably expected to be raised by the Company’s financial statements. Ms. Stymiest (Chair), Dr. Smaldone Alsup and Mr. Wouters are the members of the Audit and Risk Management Committee, and each is an independent director of the Company and financially literate, based on his or her education and experience as described below. The Audit and Risk Management Committee has also developed, in conjunction with the Company’s Chief Financial Officer and other accounting personnel and representatives of the Company’s external auditors, an orientation and continuing education program that will provide the new members of the Audit and Risk Management Committee with additional information and understanding about the accounting and financial presentation issues underlying the Company’s financial statements.
The members of the Audit and Risk Management Committee bring significant skill and experience to their responsibilities including professional experience in accounting, business, management and governance, and finance. The specific education and experience of each member that is relevant to the performance of his or her responsibilities as such member of the Audit and Risk Management Committee are set out below:
Barbara Stymiest, FCPA, FCA (Chair) – Ms. Stymiest has an HBA from the Richard Ivey School of Business, University of Western Ontario and an FCA from the Chartered Professional Accountants of Ontario. From 2004 to 2011, Ms. Stymiest held various senior management positions in the Royal Bank of Canada and served as a member of the Group Executive responsible for the overall strategic direction of the Company. Prior to this, Ms. Stymiest held positions as Chief Executive Officer at TMX Group Inc., Executive Vice-President & CFO at BMO Capital Markets and Partner of Ernst & Young LLP. Ms. Stymiest is currently a Director of George Weston Limited, Sun Life Financial Inc., University Health Network and the Canadian Institute for Advanced Research.
Dr. Laurie Smaldone Alsup – Dr. Smaldone Alsup has an MD from Yale University, where she completed her residency in Internal Medicine and fellowship in Medical Oncology. She is Chief Operating Officer and Chief Scientific Officer of NDA Group AB (which merged in 2016 with PharmApprove, where Dr. Smaldone Alsup was President and Chief Scientific Officer), a leading drug development consulting company. She previously served in clinical and regulatory roles of increasing responsibility and scope while at Bristol Myers Squibb, including Senior Vice President of Global Regulatory Science, where she also developed and led Business Risk Management for the company. In addition, she served as CEO of Phytomedics, an early stage biopharmaceutical company focused on arthritis and inflammation. Dr. Smaldone Alsup has extensive risk management and executive leadership experience.
The Hon. Wayne Wouters – Mr. Wouters has a BComm (Honours) from the University of Saskatchewan and an MA in economics from Queen’s University. From 2009 to 2014, Mr. Wouters was the Clerk of the Privy Council of Canada and held the roles of Deputy Minister to the Prime Minister, Secretary to the Cabinet and Head of the Public Service. Prior to his tenure as Clerk, Mr. Wouters was Secretary of the Treasury Board of Canada and served in deputy ministerial and other senior positions in the Canadian public service. He is currently Strategic and Policy Advisor to McCarthy Tétrault LLP and a director of Champion Iron Limited and Dexterra, and serves as a member of the Board of Trustees of United Way Worldwide. In 2017, he was invested into the Order of Canada as a member. Mr. Wouters has extensive experience with economic policy and international trade matters, which included oversight of multi-billion dollar budgets on behalf of the Government of Canada.
The Board has also determined that Ms. Stymiest is an audit committee financial expert within the meaning of General Instruction B(8)(a) of Form 40-F under the U.S. Securities Exchange Act of 1934, as amended. The SEC has indicated that the designation of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the Audit Committee and the Board who do not carry this designation or affect the duties, obligations or liability of any other member of the audit committee or the Board.
As set out in the Audit and Risk Management Committee’s charter, the committee is responsible for pre-approving all non-audit services to be provided to the Company by its independent external auditor. The Company’s practice requires senior management to report to the Audit and Risk Management Committee any provision of services by the auditors and requires consideration as to whether the provision of the services other than audit services is compatible with maintaining the auditor’s independence. All audit and audit-related services are pre-approved by the Audit and Risk Management Committee. On September 27, 2017, for administrative convenience, the Audit and Risk Management Committee delegated to the Chair of the committee limited authority to pre-approve non-audit services to be provided by the auditors.
Audit Fees
The aggregate fees billed by Ernst & Young LLP (“EY”) chartered accountants, the Company’s independent external auditor, for the fiscal years ended February 28, 2019 and February 28, 2018, respectively, for professional services rendered by EY for the audit of the Company’s annual financial statements or services that are normally provided by EY in connection with statutory and regulatory filings or engagements for such fiscal years were $3,685,510 and $4,273,803 (of which $1,926,094 related to prior fiscal years), respectively.
Audit-Related Fees
The aggregate fees billed by EY for the fiscal years ended February 28, 2019 and February 28, 2018, respectively, for assurance and related services rendered by EY that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above as “Audit Fees” were $0 and $33,598, respectively. The fees paid in this category relate to provision of assurance services related to certain contractual compliance clauses, as well as the Company’s corporate social responsibility disclosures.
Tax Fees
The aggregate fees billed by EY for the fiscal years ended February 28, 2019 and February 28, 2018, respectively, for professional services rendered by EY for tax compliance, tax advice, tax planning and other services were $7,205 and $6,265, respectively. Tax services provided included international tax compliance engagements.
All Other Fees
The aggregate fees billed by EY for the fiscal years ended February 28, 2019 and February 28, 2018, respectively, for professional services rendered by EY were $15,690 and $129,301, respectively.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
During the three-year period ending February 28, 2019 and during the current fiscal year up to the date hereof, none of the Company’s directors, executive officers, 10 percent shareholders or any of their associates or affiliates had a material interest, directly or indirectly, in any transaction that has materially affected or is reasonably expected to materially affect the Company, other than Mr. Watsa, the Chairman and Chief Executive Officer, and a significant shareholder, of Fairfax, which participated in the debenture financing in 2013 and continues to hold a significant proportion of the outstanding 3.75% Debentures. See “Description of Capital Structure - Convertible Debentures” in this AIF.
TRANSFER AGENTS AND REGISTRARS
The Company’s transfer agent and registrar in Canada is Computershare Investor Services Inc. of Canada at its offices in Toronto, Ontario. The co-transfer agent and registrar for the common shares in the United States is Computershare Trust Company, Inc. at its offices in Denver, Colorado.
MATERIAL CONTRACTS
Other than as noted below, the Company did not enter into any material contracts during fiscal 2019 and in prior years did not enter into any material contracts that are still in effect that are required to be filed pursuant to NI 51-102 of the Canadian Securities Administrators:

•
the Agreement and Plan of Merger among BlackBerry Limited, BlackBerry Corporation, Cylance, Modena Merger Corp. and Fortis Advisors LLC dated November 16, 2018, providing for the acquisition of Cylance by the Company for a purchase price of $1.4 billion in cash plus the assumption of unvested employee equity awards. The Agreement and Plan of Merger is summarized in the Company’s material change report filed on SEDAR on November 26, 2018, which is incorporated by reference in this AIF; and

•
the Indenture providing for the issuance and conversion of the 3.75% Debentures, dated as of September 7, 2016, which has been filed on SEDAR, and the terms of which are summarized under “Description of Capital Structure - Convertible Debentures”.

INTERESTS OF EXPERTS
Ernst & Young LLP, Chartered Professional Accountants, Licensed Public Accountants, is the external auditor who prepared the Independent Auditors’ Report to Shareholders in respect of the audited annual consolidated financial statements of the Company for the year ended February 28, 2019 and the Report to Shareholders of an Independent Registered Public Accounting Firm on the Company’s internal controls over financial reporting. Ernst & Young LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and applicable securities laws.
ADDITIONAL INFORMATION
Additional information related to the Company can be found on SEDAR at www.sedar.com or on the SEC’s website at www.sec.gov. Additional financial information is provided in the Company’s audited consolidated financial statements and the Company’s MD&A for the year ended February 28, 2019, which can be found at www.sedar.com.
Additional information, including directors’ and officers’ remuneration and indebtedness to the Company, principal holders of the securities of the Company and securities authorized for issuance under equity compensation plans, is contained in the Company’s most recent management information circular.

APPENDIX A
CHARTER OF THE AUDIT AND RISK MANAGEMENT COMMITTEE OF THE
BOARD OF DIRECTORS OF BLACKBERRY LIMITED AS ADOPTED BY
THE BOARD ON MARCH 28, 2019

1.	AUTHORITY
The Audit and Risk Management Committee (the “Committee”) of the Board of Directors (the “Board”) of BlackBerry Limited (the “Corporation”) is established pursuant to Section 5.03 of the Corporation’s Amended and Restated By-law No. A3 and Section 158 of the Ontario Business Corporations Act. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board, and shall serve until the earlier of (i) the death of the member; or (ii) the resignation, disqualification or removal of the member from the Committee or from the Board. The Chair of the Committee shall be a member of the Committee designated by the Board, provided that if the Board does not so designate a Chair, the members of the Committee, by majority vote, may designate a Chair. The duties of the Chair are included in Annex A.
The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present. Any decision or determination of the Committee reduced to writing and signed by all members of the Committee who would have been entitled to vote on such decision or determination at a meeting of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.
2.PURPOSE OF THE COMMITTEE
The Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries as well as with respect to the oversight of enterprise risk management, including risk compliance, the internal audit function, and the controls, processes and policies used by management to effectively manage the Corporation’s risks. It is the objective of the Committee to maintain free and open means of communication among the Board, the independent auditors and the financial and senior management of the Corporation.
3.COMPOSITION OF THE COMMITTEE
Each member of the Committee shall be an “independent” director within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), the rules of the New York Stock Exchange (“NYSE”) and National Instrument 52-110 “Audit Committees” of the securities regulators in Canada, and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee.
All members of the Committee shall be financially literate at the time of their election to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by the Corporation’s financial statements. At least one member of the Committee shall be an “audit committee financial expert” with the meaning of Section 407 of Sarbanes-Oxley and the rules promulgated thereunder by the SEC. Members of the Committee may not serve, in the aggregate, on more than 3 audit committees of public companies, unless the Board has determined that such service will not impair the member’s ability to serve on the Committee.
Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm. At least annually, the Committee shall review its performance and the contribution of each of its members. This review will be completed on a confidential basis in conjunction with the annual Board performance review process.
4.MEETINGS OF THE COMMITTEE
The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Chair or any member of the Committee may call meetings of the Committee by notifying the Corporate Secretary of the Corporation. Notice of meetings may be done through any efficient communication medium (i.e. email, facsimile, mail, etc.) provided the notification is capable of being received at least twenty-four (24) hours in advance of the meeting. Each member of the Committee shall be responsible for providing up-to-date contact information to the Corporate Secretary to ensure efficient and timely communication. All independent directors may attend Committee meetings, provided that directors who are not members of the Committee shall not be entitled to vote, nor shall their attendance be counted as part of the quorum of the Committee.
As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation’s independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. The Committee will have unrestricted access to management and employees of the Corporation in order to carry out its duties and responsibilities. In addition, the Committee should meet or confer with the independent auditors and management to review the Corporation’s financial statements, MD&A, annual and interim earnings press releases and related filings prior to their public release and filing with the Ontario Securities Commission (“OSC”), the SEC or any other regulatory body. The Chair should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.
Minutes of the Committee will be recorded and maintained by the Corporate Secretary and presented to the Committee at the next Committee meeting for approval. The Corporate Secretary, or his/her designate as approved by the Committee Chair, shall act as secretary for the meetings. For in camera sessions of the Committee without management present, minutes will be recorded and maintained by the Chair of the Committee or his/her designate. Each member of the Board will have access to the minutes of the Committee’s meetings, regardless of whether he or she is a member of the Committee, and the Chair shall report to the Board at its next meeting on the activities, findings and recommendations of the Committee following each meeting. Minutes relating to in camera sessions may be provided to Board members with the consent of the Chair.
5.DUTIES AND RESPONSIBILITIES OF THE COMMITTEE
The Committee is responsible for the oversight of the Corporation’s accounting, financial reporting and risk management processes, including (i) the Corporation’s internal controls, and the nomination and appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the work of the Corporation's independent auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, (ii) the oversight of enterprise risk management activities and (iii) oversight of the Corporation's internal audit function as more particularly detailed below. The independent auditors and the leader of the internal audit function or his/her designee must report and otherwise communicate directly to the Committee and are accountable to the Committee. The Committee's oversight responsibilities include the authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements and resolution of disagreements between management and the independent auditors regarding financial reporting as well as oversight of the annual internal audit plan. The Committee shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management within the meaning of applicable law.
While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:
Selection and Evaluation of External Auditors

(1)	Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

(2)	Review and approve the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein;

(3)
Review the performance of the Corporation’s independent auditors, including the lead partner, discuss the timing and process for implementing the rotation of the lead partner, and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

(4)	Oversee the independence of the Corporation’s independent auditors by, among other things:

(i)	requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation;

(ii)	reviewing and approving hiring policies concerning partners, employees and former partners and employees of the present and former independent auditors; and

(iii)
actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and taking appropriate action to satisfy itself of the auditors’ independence;

(5)	Instruct the Corporation’s independent auditors that:

(i)	they are ultimately accountable to the Committee;

(ii)	they must report directly to the Committee; and

(iii)	the Committee is responsible for the appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the Corporation’s independent auditors;

(6)	Review and pre-approve all audit and permitted non-audit services to be provided by the independent auditors to the Corporation, including tax services;
Oversight of Annual Audit and Quarterly Reviews

(1)
Review and accept, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;

(2)
Confirm through private discussions with the Corporation’s independent auditors and the Corporation’s management that no management restrictions are being placed on the scope of the independent auditors’ work;

(3)	Review the results of the year-end audit of the Corporation, including (as applicable):

(i)
the audit reports on the Corporation’s financial statements and management’s assessment of internal control over financial reporting, the published financial statements, the management representation letter, the “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, any other pertinent reports and management’s responses concerning such memorandum;

(ii)
the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

(iii)	the selection and application of the Corporation’s critical accounting policies;

(iv)	the methods used to account for significant unusual transactions;

(v)	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

(vi)	management’s process for formulating sensitive accounting estimates and the reasonableness of these estimates;

(vii)	significant recorded and unrecorded audit adjustments;

(viii)	any material accounting issues among management, the internal audit function and the independent auditors; and

(ix)	other matters required to be communicated to the Committee under applicable auditing standards by the independent auditors;

(4)	Review the Corporation’s quarterly earnings press releases before they are disclosed to the public;

(5)	Review the Corporation’s interim financial statements and report thereon to the Board before they are approved by the Board and disclosed to the public;

(6)
Review with management and the Corporation’s independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any year-end or quarterly filings with the SEC, the OSC or other regulatory body;

Oversight of Risk Management

(1)
Require the members of the Corporation’s senior leadership team to identify and provide the Committee with a portfolio view of the major areas of risk facing the Corporation and management’s strategies to manage those risks, including (without limitation) risks related to cybersecurity and data privacy;

(2)	At least annually, review management’s risk appetite and evaluate the extent to which the Corporation’s risk profile and business planning are aligned with the risk appetite;

(3)
At least annually, review in light of the risk appetite, the Corporation’s enterprise risk management processes, including key policies and procedures for the effective identification, assessment, reporting, monitoring and control of the Corporation’s principal risks and the Corporation’s compliance with such policies and procedures;

(4)
Require, at least quarterly, management to update the Committee on any material or noteworthy changes relating to (1)-(3), immediately above, and the activities of the Corporation’s Risk Management Council;

(5)	Consult periodically with the Compensation, Nomination and Governance Committee on risk management matters within its purview;

(6)
Encourage an open and constructive risk dialogue between the Board and management on areas relating to risk management, and seek assurances from management on the effectiveness of risk management practices and controls;

(7)	Consider emerging industry and regulatory risk management issues and the possible impact on the Corporation;
Oversight of the Internal Audit Function and Quarterly Reviews

(1)	Review the Committee’s level of involvement and interaction with the Corporation’s internal audit function, including the Committee’s line of authority over the internal audit function;

(2)	Review and advise on the appointment, replacement, reassignment, or dismissal of the leader of the internal audit function;

(3)	Review and approve the engagement of any firm of external advisors to support the internal audit function, including the fees thereof;

(4)	Review the resources, performance, effectiveness, degree of independence and objectivity of the internal audit function and the adequacy of its audit process, and approve changes to its charter;

(5)
Review internal audit reports, as well as management’s response to such reports, and review and approve the annual internal audit plan, including the proposed audit universe, priorities, resourcing, and, on a quarterly basis, the status of the audit plan and the then current assessment and management of risks subject to internal audit review;

(6)
Review the effectiveness of the internal audit function’s methodology relating to its assessment of risks subject to internal audit purview, including the factors considered and the relative weighting of such factors, and consider changes in management’s assessment of such risks;

(7)
Review with management the progress and results of all internal audit projects, approve procedures for implementing accepted recommendations, and, when deemed necessary or appropriate by the Committee, direct the Corporation’s Chief Executive Officer to assign additional audit projects to the leader of the internal audit function;

(8)
Meet privately with the leader of the internal audit function to discuss any areas of concern, and to confirm that (i) significant issues, including any material disagreements with the senior leadership team, are brought to the Committee’s attention and (ii) the integrity of the Company’s internal control and management information systems are satisfactory;

Oversight of Financial Reporting Process and Internal Controls

(1)
Review the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures through inquiry and discussions with the Corporation’s independent auditors and management of the Corporation;

(2)
Review with management the Corporation’s administrative, operational and accounting internal controls and internal control over financial reporting, including the controls, security and functionality of the financial information technology systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

(3)	Review with management and the independent auditors any reportable conditions and material weaknesses affecting the Corporation’s internal control and financial reporting;

(4)
Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Chartered Professional Accountants Canada, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the SEC, the OSC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;

(5)	Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditors, the internal audit function and management;
Other Matters

(1)
In addition to meeting regularly with the general counsel, meet as needed with outside counsel to review legal and regulatory matters, including inquiries from governmental and regulatory authorities and any matters that may have a material impact on the financial statements of the Corporation;

(2)
Review the Corporation’s policies relating to the avoidance of conflicts of interest and review and approve related party transactions as required by the Corporation’s Code of Business Standards and Principles and applicable laws and listing rules, as well as policies and procedures with respect to officers’ expense accounts and perquisites. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

(3)
Oversee, review, and periodically update the Corporation’s Code of Business Standards and Principles and the Corporation’s system to monitor compliance with and enforcement of the Code of Business Standards and Principles;

(4)	Review and approve capital and operating expenditure limits on an annual basis and review and approval of any exceptions to such limits proposed by the Corporation from time to time;

(5)	Oversee areas under the responsibility of management, including the examination of securities trading by insiders;

(6)	Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose;

(7)
Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

(8)	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.
With respect to the exercise of its duties and responsibilities, the Committee should:

(1)	exercise reasonable diligence in gathering and considering all material information;

(2)	remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions;

(3)	understand and weigh alternative courses of conduct that may be available;

(4)	focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;

(5)
if the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

(6)	provide management, the Corporation’s independent auditors and the leader of the internal audit function with appropriate opportunities to meet privately with the Committee.
Nothing in this Charter is intended, or should be determined, to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject at law. The essence of the Committee’s responsibilities is to monitor and review the activities described in this Charter to gain reasonable assurance, but not to ensure, that such activities are being conducted properly and effectively by the Corporation.
6.FUNDING
The Committee’s effectiveness may be compromised if it is dependent on management’s discretion to compensate the independent auditors or the advisors employed by the Committee. Consequently, the Corporation shall provide for appropriate funding, as determined by the Committee, for payment of any compensation (1) to any independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (2) to any independent counsel or other advisors employed by the Committee or engaged to support the internal audit function.
7.DISCLOSURE AND REVIEW OF CHARTER
The Charter shall be (1) published in the Corporation’s annual report, information circular or annual information form, as required by law, and (2) be posted in an up-to-date format on the Corporation’s web site. The Committee should review and reassess annually the adequacy of this Charter.
* * *
While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to ensure that the Corporation complies with all laws and regulations.

ANNEX A
(Duties and Responsibilities of the Chair)
In addition to the duties and responsibilities set out in the Board of Directors Mandate and this Charter, the Chair will:

1.	Provide overall leadership to enhance the effectiveness of the Committee, including:

a.	Recommend and oversee the appropriate structure, composition, membership, and activities delegated to the Committee;

b.	Chair all meetings of the Committee at which the Chair is in attendance and manage the meeting agenda so that appropriate time and consideration can be given to the agenda items;

c.
Lead discussions, foster candor among meeting participants and encourage Committee members to ask questions of senior management, its advisors and advisors of the Committee, and express viewpoints during meetings;

d.
Schedule and set the agenda for Committee meetings with input from other Committee members, the Committee’s advisors, the Executive Chair and the Lead Director of the Board of Directors, the CEO, the Corporate Secretary and senior management as appropriate and consider, on a proactive basis, emerging matters that should be addressed by the Committee;

e.
Facilitate the timely, accurate and proper flow of information to and from the Committee and, with input from Committee members, maintain an open dialogue with the Corporate Secretary regarding the timeliness, quantity, quality and completeness of information provided by senior management and advisors to the Committee;

f.	Arrange for management, internal personnel, external advisors, and others to attend and present at Committee meetings as appropriate;

g.	Arrange sufficient time during Committee meetings to fully discuss agenda items and, as appropriate, defer matters that require more information or time for discussion to a subsequent meeting;

h.
In cooperation with the Corporate Secretary and/or the Assistant Corporate Secretary, identify, monitor and report back to the Committee on the status of matters requiring action by senior management or the Committee following the meeting with a view to ensuring that matters are acted upon in a timely manner;

i.	Review draft minutes of Committee meetings prior to their presentation to the Committee for approval and ensure that minutes are reviewed and approved by the Committee in accordance with this Charter;

j.	Carry out the responsibilities and duties of the Committee, as outlined in this Charter, and

k.	Review this Charter and duties and responsibilities with Committee members at least annually.

2.	Foster responsible decision-making by the Committee and its individual members.

3.	Provide for in-camera sessions at all scheduled meetings of the Committee without management present and, as appropriate, without the Corporate Secretary present.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Perform such other duties, within the scope of the Committee’s duties and responsibilities, as may be assigned by the Board of Directors.